Confidential Presentation Materials For: Project Ether April 14, 2011

Table of Contents I. Overview of Assignment II. Executive Summary Addenda A. Historical and Projected Financial Statements B. StreetLinks and Advent Valuation Data C. Recent and Historical Market Performance D. Analysis at Announcement I D E N T I A L C O N F

C O N F I D E N T I A L I. Overview of Assignment

Overview of the Assignment Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus Weisel” or “we”) has been advised that NovaStar Financial, Inc. (“NovaStar” or the “Company”) has announced an offering (the “Series C Offer”) to exchange each share of the 8.90% Series C Cumulative Redeemable Preferred Stock of the Company, par value $0.01 per share (the “Series C Preferred Stock”), at the election of each holder of the Series C Preferred Stock (the “Series C Holders”), for either: three shares of newly-issued common stock of the Company, par value $0.01 (the “Common Stock”), and $2.00 in cash, subject to adjustment (the “Cash-and-Stock Option”); or 19 shares of newly issued Common Stock, subject to adjustment (the “Stock-Only Option”). The Series C Holders’ elections will be subject to allocation and proration procedures intended to ensure that, in the aggregate, 43,823,600 newly-issued shares of Common Stock and $1,623,000 in cash (plus such other cash that is needed to cash out fractional shares) will be issued to Series C Holders. Additionally, holders of the Company’s 9.00% Series D1 Mandatory Convertible Preferred Stock, par value $0.01 (the “Series D Preferred Stock”), are contemplating entering into an Exchange Agreement by and among Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC, JCP Partners IV LLC, Massachusetts Mutual Life Insurance Company and NovaStar (the “Exchange Agreement”) pursuant to which such holders would exchange their Series D Preferred Stock for an aggregate of 37,161,600 newly-issued shares of Common Stock and $1,377,000 in cash (the “Series D Exchange” and, together with the “Series C Offer,” the “Recapitalization”). The Company’s Board of Directors (the “Board”) has requested Stifel Nicolaus Weisel’s opinion, as investment bankers, as to the fairness to the Company’s common shareholders, from a financial point of view, of the financial terms of the Recapitalization pursuant to the Proxy Statement/Consent Prospectus/Prospectus and the Exchange Agreement (the “Opinion”). These materials are being presented to the Board in support of our written Opinion. These materials do not, however, constitute our Opinion and are provided for informational purposes only. Our Opinion is limited to the terms of our opinion letter. The following presentation summarizes the financial analyses we employed in reaching our Opinion and is qualified in its entirety by reference to the full text of the Opinion. In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus Weisel by or on behalf of the Company, or that was otherwise reviewed by Stifel Nicolaus Weisel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company, we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the Company’s management as to the future operating and financial performance of the Company or its subsidiaries StreetLinks National Appraisal Services LLC (“StreetLinks”) and Advent Financial (“Advent”), as appropriate, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus Weisel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. In arriving at the conclusion of our Opinion, we have not been requested to make, nor have we made, an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, StreetLinks or Advent . We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any legislative or regulatory changes recently adopted or currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”) or any other regulatory bodies, or any changes in accounting methods or 4 PRIVATE AND CONFIDENTIAL

Overview of the Assignment generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our Opinion is not a solvency opinion and neither our Opinion nor these materials in any way address the solvency or financial condition of the Company. Please refer to the Opinion for a summary of the materials reviewed and other due diligence performed by Stifel Nicolaus Weisel in connection with this engagement. We believe that our analysis should be considered as a whole, and that selecting portions of our analysis and the factors we considered, without considering all analyses and factors, could be misleading. The preparation of a fairness opinion is a complex process and, as a result, fairness opinions are not necessarily susceptible to partial analysis or summary description. In our analysis we made numerous assumptions where necessary with respect to industry performance and general business or economic conditions, many of which are beyond the control of the Company. Our Opinion is necessarily based upon economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of the Opinion. In particular, we did not perform or rely upon certain analyses that we would customarily prepare for the Company in connection with a fairness opinion because such analyses were deemed not to be meaningful for various reasons. It should be understood that, although subsequent developments may affect the Opinion or the analyses or information set forth in these materials, we do not have any obligation to update, revise or reaffirm our Opinion or these materials, except as set forth in our engagement letter agreement with the Company dated September 8, 2010. We have assumed that the Proxy Statement/Consent Solicitations/Prospectus and the Exchange Agreement will not differ materially from the Proxy Statement/Consent Solicitations/Prospectus and the Exchange Agreement that we reviewed, and all descriptions in these materials to the terms of the Recapitalization are qualified in their entirety by reference to the draft Proxy Statement/Consent Solicitations/Prospectus and the Exchange Agreement that was made available to us. Our Opinion is limited to whether the financial terms of the Recapitalization are fair to the Company’s common shareholders, from a financial point of view. Neither our Opinion nor these materials considers, includes or addresses: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board, the Special Committee of the Board (the “Special Committee”) or the Company; (ii) the legal, tax or accounting consequences of the Recapitalization (or any aspect thereof) on the Company or its shareholders including, without limitation, whether or not the Recapitalization will trigger an “ownership change” under Section 382 of the Internal Revenue Code or otherwise affect the status of NovaStar’s tax loss carryforwards; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Recapitalization (or any aspect thereof) on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the Common Stock, or any class of securities of any other party to any transaction contemplated by the Proxy Statement/Consent Solicitation/Prospectus and the Exchange Agreement; (v) any advice or opinions provided by any other advisor to the Company or any other party to the Recapitalization; (vi) any transaction contemplated by the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement other than the Recapitalization; (vii) any potential transaction by any party to the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement which is not contemplated by the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement; (viii) the effect of any pending or threatened litigation involving any party to the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement on the Recapitalization (or any aspect thereof) or any other transaction contemplated by the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement on the Recapitalization; or (ix) the fairness of the Series C Offer, the Series D Exchange or any other individual aspect of the Recapitalization without taking into account the other 5 PRIVATE AND CONFIDENTIAL

Overview of the Assignment aspects of the Recapitalization. Furthermore, neither our Opinion nor these materials expresses any opinion as to the prices, trading range or volume at which the securities of the Company will trade following public announcement or consummation of the Recapitalization or any aspect thereof. Our Opinion and these materials are for the information of, and directed to, the Board for their information and assistance in connection with the consideration of the financial terms of the Recapitalization. Neither our Opinion nor these materials constitutes a recommendation to the Board or any shareholder of any class of equity securities of the Company as to how the Board or such shareholder should vote on the Recapitalization or any aspect thereof, whether or not any NovaStar shareholder should elect the Cash-and-Stock Option or the Stock-Only Option in connection with the Series C Offer, or whether or not any shareholder of the Company should enter into the Exchange Agreement or any voting, shareholders’ or other agreement with respect to the Recapitalization, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, neither the Opinion nor these materials compares the relative merits of the Recapitalization or any aspect thereof with any other alternative transaction or business strategy which may have been available to the Board or the Company or addresses the underlying business decision of the Board or the Company to proceed with or effect the Recapitalization or any aspect thereof. We were not requested to, and we did not, explore alternatives to the Recapitalization or solicit the interest of any other parties in pursuing transactions with the Company. We have acted as financial advisor to the Board in connection with the Recapitalization and related matters, and we have received monthly retainer fees pursuant our engagement letter with the Board of Directors and NovaStar dated September 8, 2010. We will not receive any other significant payment or compensation contingent upon successful consummation of the Recapitalization or any aspect thereof. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, Stifel Nicolaus Weisel has performed investment banking services for the Company from time to time for which Stifel Nicolaus Weisel received customary compensation. Stifel Nicolaus Weisel may seek to provide investment banking services to the Company or affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus Weisel and its clients trade in the securities of the Company and, accordingly, may at any time hold a long or short position in such securities. Our Opinion and these materials were approved by Stifel Nicolaus Weisel’s Fairness Opinion Committee. Neither our Opinion nor these materials are to be quoted or referred to, in whole or in part, in any registration statement, consent solicitation, prospectus or proxy statement, nor shall our Opinion or this presentation be used for any other purposes, without the prior written consent of Stifel Nicolaus Weisel. 6 PRIVATE AND CONFIDENTIAL

C O N F I D E N T I A L II. Executive Summary 7

Executive Summary Overview and Objective Ether announced an offering to exchange its Series C Preferred Stock and Series D Preferred Stock for newly-issued Common Stock of the Company (the “Reorganization”) and cash and is preparing to mail its proxy The purpose of this presentation is to provide the Board of Ether with a summary of our analysis underlying our Opinion as to the fairness, from a financial point of view, to the holders of shares of Ether’s Common Stock prior to the Reorganization, of the financial terms of the Reorganization Stifel previously delivered its initial opinion for this transaction on 12/10/10. This analysis supports our “bring-down” Opinion SCOPE OF ANALYSIS Our analysis includes, among other things, an examination of: z The financial terms of the Series C Preferred Stock and the Series D Preferred Stock z The financial terms of the Reorganization pursuant to the Proxy Statement/Consent Solicitation/Prospectus and Exchange Agreement z The potential impact of the Reorganization on Ether’s earnings per share, book value per share and capital structure Certain situational factors influencing the Special Committee, and Board and Management’s decision to pursue the Reorganization z Ether’s history and current situation z Ether’s capital structure z The estimated range of value current common shareholders could receive in a liquidation of Ether z Trading analysis of the Company’s equity securities since announcement of the Reorganization 8 PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

Executive Summary

Ether's Outstanding Preferred Stock

- **The following table summarizes the securities being exchanged pursuant to the Recapitalization:**

	Security	
	Series C Cumulative Preferred Stock	Series D Cumulative Preferred Stock
Original Date of Issue	1/22/04	7/16/07
Holders	Publicly held	50% Jefferies/50% MassMutual
Preferred Shares Outstanding (000s)	2,990	2,100
Current Rate	8.90%	13.00%[1]
Dividends Compound?	No	Yes - Quarterly
In Deferral Since	9/2007	7/2007
Convertible?	No	Yes - strike price of $28.00
Mandatory Conversion?[2]	No - Perpetual	Yes - in July 2016
Current Price Per Share[3]	$5.35	Not traded
Liquidation Preference ($000s)	$74,750	$52,500
Projected 3/31/11 Accrued Dividends ($000s)	$23,285	$31,936
3/31/10 Liquidation Preference + Accrued Dividends ($000s)	$98,035	$84,436
Liquidation Preference Per Share	$25.00	$25.00
Projected 3/31/11 Accrued Dividends Per Share	$7.79	$15.21
3/31/11 Liquidation Preference + Accrued Dividends Per Share	$32.79	$40.21

(1) Penalty rate is 13% . Otherwise the rate is 9%.
(2) Upon a mandatory conversion of the Series D Preferred Stock in July 2016, the Company will be obligated to pay the Series D Holders an amount of cash equal to accrued and unpaid dividends as of the date of conversion, and the $52.5 million liquidation of Series D will be exchanged for 1.875 million shares. Accrued dividends at that time will be $113.9 million. The Series C preferred shares are pari passu with the Series D, and therefore the payment of Series D accumulated dividends would also require the payment of accumulated Series C dividends of $61.5 million.
(3) Source: SNL Financial as of 4/11/11.

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Executive Summary Principal Terms of the Recapitalization Term Description Series C Offer: Each share of the Series C Preferred Stock will be offered the right to receive: z Cash of $2.00 and 3 shares of the Company’s Common Stock; or z 19 shares of the Company’s Common Stock. Allocation adjustments will be made based on overall class election to ensure that, in the aggregate, 43,823,600 shares of newly issued Common Stock and $1,623,000 in cash (plus such other cash that is needed to cash out fractional shares) (the “Consideration”) will be issued to the Series C Holders (i.e., no more than 811,500 or 27.14% of the Series C shares shall receive the cash and stock consideration option and no more than 2,178,500 or 72.86% of the Series C shares shall receive the all stock consideration option). As part of the Series C Offer the Company is soliciting the consent of Series C Holders to the Series C Offer and the Series D Exchange. Series C Holders participating in the Series C Offer will be deemed to have consented to the Series C Offer and the Series D Exchange. All shares of Series C Preferred Stock that are not tendered in the Series C Offer and Consent Solicitation will be automatically converted into the right to receive, on a pro rata basis, the Consideration remaining after the Series C Offer closes. Participating Series C Holders may make only one consideration election for all of their shares, and no partial tenders will be accepted. Series D Exchange: In aggregate, the Series D Holders will be offered the right to receive: z $1,377,000 in cash ($0.656 per preferred share); and z 37,161,600 shares of the Company’s Common Stock (17.696 shares of Common Stock per preferred share). Aggregate Consideration In aggregate, $3,000,000 in cash and 80,985,200 shares of Common Stock will be issued to the Series C Holders and to Preferred Holders: Series D Holders as part of the Series C Offer and Series D Exchange. The consideration received by each series of preferred stock in the aggregate is equal to a pro rata portion of the combined consideration for both series based the projected liquidation preference and accrued but unpaid dividends as of December 31, 2010. After the Recapitalization, the current Series C Holders, Series D Holders, and current common stockholders will own 48.5%, 41.1% and 10.4% of the Company’s Common Stock, respectively. Transferability of Shares issued in the Series C Offer will be fully registered and freely tradable. Common Shares: The Series D Holders shall commit to hold common stock for the lesser of three years, such point that an “Ownership Change” under Section 382 of the I.R.S. tax code occurs, such point at which the Board takes such action that will result in an Ownership Change, or such point at which the Board reasonably determines that the tax benefits will not be realized. 10 PRIVATE AND CONFIDENTIAL

Executive Summary Principal Terms of the Recapitalization (continued) Term Description Concurrent Transactions: The Series C Offer and the Series D Exchange will be completed concurrently. In addition to certain technical matters in connection with the Series C Offer and Series D Exchange, shareholders will concurrently vote to approve amendments to the Articles of Incorporation to increase the Company’s authorized shares of capital stock from 50,000,000 to 120,000,000 and preserve the Company’s net operating loss carryforwards. Trust Preferred In addition to the Series C Offer and Series D Exchange, on March 22, 2011, the Company announced that the terms Amendment: for $78.1 million of the Company’s trust preferred securities would be amended by: z increasing the principal by 10%; z decreasing the maturity by two years; z reclassifying the securities as Senior; and z reducing the interest rate to 1% for five years. The rate on the Company’s trust preferred securities is currently 1%, and will increase to LIBOR + 3.50% once the Company reaches an EBITDA coverage trigger, expected to be reached in Q1 2011. Fractional Shares: Each Series C Holder who otherwise would have been entitled to receive a fraction of a share of the Company’s Common Stock will receive an amount in cash equal to the product obtained by multiplying the fractional share interest to which such Series C Holder would otherwise be entitled by the Company’s average closing price over the preceding 10-day period. Regulatory Approval: S.E.C. effectiveness on Form S-4. Shareholder Participation The Transaction requires the following: and Approvals: 66 2/ % of each of the Series C and Series D holders must consent to the conversion and exchange restrictions 3 and the cash payment to the Series D and Series C class. At the time of the execution, the entire Series D shall provide such consent. The following Shareholder Approvals are required: z 2/3 Majority of all outstanding Common, Series C and Series D holders and 66% of all outstanding Series C voting as a class to eliminate the Series C preferred stock; z Majority of all outstanding Common and Series D holders and 662/3% of all outstanding Series D voting as a class to eliminate the Series C preferred Stock; z Majority of all outstanding Common and Series D holders and 662/3% of all outstanding Series D voting as a class to increase the number of authorized shares of capital stock of the Company; 11 PRIVATE AND CONFIDENTIAL

Executive Summary

STIFEL NICOLAUS WEISEL

Principal Terms of the Recapitalization (continued)

Term	Description
Shareholder Participation and Approvals (continued):	• Majority of all outstanding Common, Series C and Series D holders and 66 ²/₃% of all outstanding Series C voting as a class and 66 ²/₃% of all outstanding Series D voting as a class to preserve the Company's net operating loss carry forwards; and • Majority of all outstanding Common, Series C and Series D holders and 66 ²/₃% of all outstanding Series C voting as a class and 66 ²/₃% of all outstanding Series D voting as a class with respect to certain technical charter amendments in connection with the other proposals and to remove provisions previously-required by the Company's former status as a real estate investment trust.
Voting Agreement:	■ Howard Amster and Barry Igdaloff, directors of the Company who were elected to serve on the Board by the Series C Holders, will execute a Voting Agreement with the Company pursuant to which the Company will agree to include Messrs. Amster and Igdaloff on the management's proposed slate of directors presented to Company shareholders at the following Annual Shareholders' Meeting. Messrs. Amster and Igdaloff have both indicated that they will elect the stock only option in exchange for their Series C Preferred Stock. Mr. Amster owns 172,366 shares of Series C Preferred Stock and is the trustee of two trusts which own 46,400 shares of Series C Preferred Stock, collectively. Mr. Igdaloff owns 207,649 shares of Series C Preferred Stock, and as a registered investment advisor he controls an additional 100,125.
Board Representation:	■ Upon filing the Articles of Amendment and Restatement, the Company's board of directors shall consist of four directors: Lance Anderson, Gregory Barmore, Art Burtscher and Edward Mehrer. ■ Immediately following the filing, the Board anticipates increasing the classified board positions from four to six and appointing Howard Amster and Barry Igdaloff to fill the newly-created vacancies. Messrs. Amster and Igladoff have served on the Board since the Company's 2009 Annual Shareholder Meeting after the Company began deferring on Series C dividend payments. However, the Series C directors will not automatically continue to serve on the Board of Directors beyond the 2011 Annual Stockholder Meeting. The Company has agreed to include Messrs. Amster and Igdaloff on the slate of director nominees recommended by management to the shareholders at this 2011 Annual Shareholder Meeting as of a December 10, 2010 Voting Agreement. ■ In addition, each of MassMutual and Jefferies (the Series D Holders) shall have Board Observation Rights, and they have each designated one Board observer.
Key Considerations:	■ Transaction shall not constitute an "Ownership Change" of the Company under Section 382 of the I.R.S. tax code.

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STIFEL NICOLAUS WEISEL

Executive Summary

Summary Impact of Preferred Stock Exchange on Ether's Current Common Shareholders

- Series C will receive, in aggregate:
  - $1.623MM
  - 43.823MM common shares
- Series D will receive, in aggregate:
  - $1.377MM
  - 37.162MM common shares

	Status Quo	Pro Forma
2011 GAAP Earnings Per Common Share - Management's "Expected" Case	($1.14)	$0.08
2012 GAAP Earnings Per Common Share - Management's "Expected" Case	($0.58)	$0.15
12/31/10 Book Value Per Common Share (1) (2)	($24.96)	($0.65)
12/31/10 Adjusted Book Value Per Common Share(3)	($17.64) to ($5.81)	$0.11 to $1.34
12/31/10 Estimated Liquidation Value Per Common Share	($20.80) to ($9.75)	($0.27) to $0.87
12/31/10 Common Equity ($000s) (2)	($233,793)	($58,672)
12/31/10 Gross Deferred Tax Asset Per Common Share(4)	$11.21	$1.16
3/31/11 Accrued Preferred Dividends ($000s)	$55,221	$0
Annualized Preferred Dividend Service Requirement ($000s)(5)	$17,810	$0
Ownership of Legacy Common Shareholders	100.0%	10.4%

(1) Calculated as total equity after non-controlling interests less the original liquidation preference of preferred stock divided by shares outstanding. See page 25 for further illustration.
(2) GAAP Book Value Per Common Share and Common Equity ascribe no value to the Company's deferred tax asset because the Company holds a full valuation allowance against such assets.
(3) Adjusted book value per share includes an estimate of (a) the present value of the tax savings resulting from the deferred tax asset discounted at a rate of 15% to 25% , (b) a valuation premium of $50 million to $100 million for 100% of StreetLinks, and (c) a valuation of $15 million to $30 million for Advent. See page 25 and addendum B for StreetLinks and Advent valuation data.
(4) Assumed to be $113.5 million based on management's estimate of approximately $324.4 million of net operating loss carryforwards and a tax rate of 35%.
(5) Represents the aggregate preferred stock dividends that Ether would accrue in twelve months based on the current liquidation preference and accrued dividends. Assumes the penalty rate of 13% for the Series D Preferred Stock.

Note: Assumes successful completion of recapitalization in the terms outlined herein. Figure above is based on current share count of 9.368 million.

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STIFEL NICOLAUS WEISEL

Executive Summary

Market Performance Since 12/10/10

Actual and Implied Performance Since Exchange Announced

		A	B	C	D	E	F	G	H	I	J	K	L	M	N	O	P
			Pre-Announcement (12/10/10)					Post-Announcement (12/13/10)					Current (4/11/11)				
			Per Share			Market Cap. ($M)		Per Share			Market Cap. ($M)		Per Share			Market Cap. ($M)	
	Security	Share Count (000s)	Price	Exchange Offer Consideration Value[1]	Premium[2]	Actual	Market Value of Exchange Consid.[1]	Price	Exchange Offer Consideration Value[1]	Premium[2]	Actual	Market Value of Exchange Consid.[1]	Price	Exchange Offer Consideration Value[1]	Premium[2]	Actual	Market Value of Exchange Consid.[1]
1	Series C - Aggregate	2,990	$1.75	$10.36	492%	$5.2	$31.0	$3.80	$7.58	99%	$11.4	$22.7	$5.15	$6.70	30%	$15.4	$20.0
2	Cash and Stock Preference			4.01	129%		3.3		3.44	-9%		2.8		3.26	-37%		2.6
3	All Stock Preference			12.73	627%		27.7		9.12	140%		19.9		7.98	55%		17.4
4	Series D[3]	2,100	2.11	12.52	N/A	4.4	26.3	4.59	9.15	N/A	9.6	19.2	6.32	8.09	N/A	13.3	17.0
5	Common Stock	9,368	0.67	0.67		6.3	6.3	0.48	0.48		4.5	4.5	0.42	0.42		3.9	3.9
6	Total:					$15.9	$63.5				$25.5	$46.4				$32.6	$41.0

Series C Break-Even Levels

Series C Current Price:	$	5.15		**Equivalent Price**
All Stock Election		19.00	shares →	$0.27 per common
Cash and Stock Election	$	(2.00)	less cash per share	
	$	3.15	remaining value	
		3.00	shares →	$1.05 per common
Series C - Aggregate Class ($M)	$	15.4M	class market cap	
	$	(1.6M)	less class cash	
	$	13.8M	remaining value	
		43.82M	shares →	$0.31 per common

In aggregate,

- **Series C** will receive:
  - $1.623MM
  - 43.823MM common shares
- **Series D** will receive:
  - $1.377MM
  - 37.162MM common shares

1) Market value of exchange consideration includes cash, which totals $3 million between the two series of preferred stock and common shares issued at the current market price. Series C offer aggregate consideration value per share is the aggregate value to each class of stock divided by shares outstanding.
2) Premium defined as the premium of the implied consideration to the current trading price of the security.
3) Series D price estimated based on relative liquidation preference and accrued dividends to the Series C since Series D is not a publicly traded security. 12/10/10 and 12/13/10 amounts are based on the liquidation preference as of 12/31/10, and 4/11/11 amounts are based on estimated liquidation preference as of 3/31/11.

Source: SNL Financial

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Executive Summary Analysis of Recent Trading Volume Common Stock 90 Days Prior to 12/10/10 Common
Stock Since 12/10/10 VWAP: $0.72 VWAP: $0.41 Volume: 435,271 Volume: 1,335,235 Average Daily Volume: 6,696 Average Daily Volume: 15,896 Volume Over Period/Shares Outstanding: 4.6% Volume Over Period/Shares Outstanding: 14.3% 200 1,500 150 1,000 me (000s) 100 me (000s) 500 Volu 50 Volu 0 0 $0.60 — $0.65 — $0.70 — $0.75 — $0.80 — $0.85 — $0.35 — $0.40 — $0.45 — $0.50 — $0.55 — $0.60 - $0.65 $0.70 $0.75 $0.80 $0.85 $0.90 $0.40 $0.45 $0.50 $0.55 $0.60 $0.65 Series C 90 Days Prior to 12/10/10 Series C Since 12/10/10 VWAP: $1.68 VWAP: $5.02 Volume: 185,157 Volume: 659,477 Average Daily Volume: 2,849 Average Daily Volume: 7,851 Volume Over Period/Shares Outstanding: 6.2% Volume Over Period/Shares Outstanding: 22.1% 150 600 100 400 olume (000s) 50 olume (000s) 200 V V 0 0 $1.20 — $1.35 — $1.50 — $1.65 — $1.80 — $1.95 — $1.40 — $2.10 — $2.80 — $3.50 — $4.20 — $4.90 - $1.35 $1.50 $1.65 $1.80 $1.95 $2.10 $2.10 $2.80 $3.50 $4.20 $4.90 $5.60 Source: SNL Financial and Factset Research Systems Inc. as of 4/11/11. There have been 83 trading days since 12/10/10. 15 PRIVATE AND CONFIDENTIAL

Executive Summary Context for the Decision to Pursue an Exchange of the Preferred Stock The
following describes several situational factors we considered and that management and the Board considered leading up to their decision to pursue a restructuring of Ether’s preferred stock. None of the foregoing is meant to be, nor should it be construed as, a comparison of the comparative fairness of any other alternative available to Ether In 2007, Ether’s Board suspended the payment of dividends on the Company’s preferred stock. Since then, preferred dividends have accrued and will continue to accrue at a rate of 8.90% per annum (perpetually) for the Series C Preferred Stock and a default rate of 13.00% per annum (compounding quarterly on both liquidating preference and accrued and unpaid dividends) on the Series D Preferred Stock (through its mandatory conversion date in 2016) Staying the Course As of December 31, 2010, the Company had $50.9 million in accrued and unpaid dividends which must be paid before making any distributions to the Company’s common shareholders. This obligation is expected to grow to $68.7 million, $88.1 million and $109.2 million in 2011, 2012 and 2013. The Company believes that this growing obligation to its preferred shareholders will impede the growth of and strategic options available to the Company which, if not impeded, could increase cash flow available to all shareholders in the future Ether has approximately $324.4 million in loss carryforwards which may be used to shelter future income. Any “ownership change” under the definition of Section 382 of the I.R.S. tax code would substantially limit the usage of Net Operating Loss carryforwards these carryforwards Carryforwards Most sale transactions would trigger an ownership change and result in common shareholders receiving little to no value due to the current debt, accrued and unpaid dividends and preferred stock ranking senior to the common shareholders In order to achieve meaningful growth, Ether may need access to capital in the future, which may be restricted until Ether resolves its capital structure such that there is positive common equity Access to Capital Additionally, a sale of common equity or convertible securities over the next two years would likely result in an “ownership change” under Section 382 of the I.R.S. tax code, meaningfully limiting Ether’s use of its loss carryforwards The terms of any potential exchange are limited by: the impact that an “ownership change” under Section 382 of the I.R.S. tax code would have on the value of the company’s Common Stock; the preference that preferred shareholders Negotiation receive some cash in order to mitigate execution risk of the recapitalization, balanced with Management’s view of Parameters Ether’s liquidity needs (Ether had $8.4 million of holding company cash as of 12/31/10); and the need to offer both series of preferred stock terms acceptable to the other due to the approvals required 16 PRIVATE AND CONFIDENTIAL

Executive Summary Accumulation of Preferred Stock Dividends — Status Quo Series C and Series D
Dividend Accruals $ in 000s Year Annual Preferred Dividend Accrual Total Accrued Dividends Ending Series C Series D Total Series C Series D Total 2010 $6,653 $9,817 $16,470 $21,621 $29,250 $50,871 2011 6,653 11,189 17,842 28,274 40,439 68,714 2012 6,653 12,721 19,374 34,927 53,160 88,087 2013 6,653 14,462 21,115 41,580 67,622 109,202 2014 6,653 16,442 23,094 48,232 84,064 132,296 2015 6,653 18,692 25,345 54,885 102,756 157,641 2016 $6,653 $11,187 $17,839 $61,538 $113,943 $175,480 By the D1 mandatory conversion date on July 16, 2016, Series C and D will have combined accrued dividends of over $175 million On the mandatory conversion date, the par amount of $52.5 million shall convert into 1.875 million shares ($28.00 per share), and the accrued dividend balance of $113.9 million becomes due in cash; paying such dividend shall also require the payment of the $61.5 million of pari passu Series C accrued dividends. At this point, management expects to have $74.75 million of the Series C shares outstanding, as well as the trust preferred securities 17 PRIVATE AND CONFIDENTIAL

Executive Summary Summary of Ether’s Historical and Current Business Ether was formed in
1996 and completed its IPO in October 1997. Prior to significant changes in its business during 2007 and the first quarter of 2008, Ether originated, purchased, securitized, sold, invested in and serviced residential subprime mortgage loans and mortgage backed securities, serviced all the loans in which it had a retained interest, and kept significant interests in its originated and purchased loans by retaining subordinated interests in its securitizations During 2007 and early 2008, during the subprime financial crisis, Ether discontinued its mortgage lending operations and sold its mortgage servicing rights, which subsequently resulted in the closure of its servicing operations In July 2007, after a strategic alternatives process, Ether announced that MassMutual Capital Partners LLC and funds managed by Jefferies Capital Partners had purchased $48.8 million in convertible preferred stock (the Series D Preferred Stock), giving them a fully diluted ownership of 16.8%. Additionally, the buyers committed, subject to certain conditions, to purchase up to $101.2 million of any unsubscribed shares in an upcoming rights offering for a similar series of preferred stock, which would raise $150 million. In September 2007, Ether cancelled the rights offering because there were certain conditions that management believed the company would not be able to satisfy in connection with a requirement to file a registration statement relating to the rights offering within the required amount of time Historically, Ether had elected to be taxed as a REIT, but in 2007, pressured by liquidity constraints, Ether announced it would no longer pay a dividend on its common stock or preferred stock and would become a C-corp, retroactive to January 1, 2006. The C-corp election would also allow Ether to potentially realize tax savings resulting from its net operating losses while allowing the Company to retain capital by eliminating the REIT dividend payout requirement During 2008, Ether purchased a 75% interest in StreetLinks National Appraisal Services LLC (at the time of acquisition named PipeFire, LLC), a national residential appraisal and mortgage real estate valuation management services company, and subsequently contributed additional capital, bringing its total ownership to 88%. In 2009, Ether acquired a 70% interest in Advent Financial Services, LLC, a start up operation which provides financial settlement services, mainly through income tax preparation businesses and also provides access to tailored banking accounts, small dollar banking products and related services to meet the needs of low and moderate income level individuals. In November 2010, StreetLinks acquired 51% of Corvisa LLC, technology company that develops and markets its software products to mortgage lenders. Management is continuing to evaluate opportunities to invest excess cash as it is available while it manages its portfolio of mortgage securities and its investment in the StreetLinks and Advent businesses 18 PRIVATE AND CONFIDENTIAL

Executive Summary Summary of Ether’s Historical and Current Business (cont’d) In 2010, in consideration of the Company’s common shareholders’ deficit and the Company’s growing obligation to its preferred stockholders, management and the Board began to consider a preferred exchange offer On December 10, 2010, the Company announced its exchange offer for Series C shares. Series C holders would each receive either 3 shares of newly issued common stock and $2.00 in cash or 19 shares of newly issued common stock. In aggregate, Series C holders would receive approximately $1.6 million in cash and 43.8 million newly issued shares of common stock. The Company also disclosed its agreement with Series D shareholders. Series D shareholders will receive an aggregate amount of $1.4 million in cash and 37.2 million newly issued shares of common stock On March 22, 2011, the Company announced a transaction to cancel and exchange their trust preferred securities for unsecured senior notes. Under this transaction, the aggregate principal amount is raised by 10% from $80.5 million for the TruPS to $85.9 million for the senior notes. The debt obligation for the senior notes is set at 1% for the next five years, then LIBOR plus 3.5% thereafter (or until the Company or its subsidiaries complete certain equity offerings). The TruPS were expected to begin accruing interest at a rate of LIBOR plus 3.5% in 2011 when certain financial triggers were met. The senior notes will mature on March 30, 2033 as opposed to a maturity date of 2035 for the trust preferred securities 19 PRIVATE AND CONFIDENTIAL

Executive Summary Ether Historical and Projected “Expected” Financial Results Management
has provided to Stifel a potential “Expected” case driven by the potential performance of StreetLinks and Advent, which does not take the Reorganization into account. The “Expected” case does reflect the TruPS exchange. Book Value Per Common Share Earnings Per Share $0.00 $86.30 $100.00 ($20.00) $80.00 $60.00 ($40.00) ($24.96) ($26.30) ($27.09) ($27.62) $40.00 ($35.89) ($60.00) $20.00 $0.00 ($80.00) ($20.00) ($2.46) ($1.14) ($0.58) ($0.13) ($100.00) ($40.00) ($20.97) ($60.00) ($120.00) ($107.18) ($51.04) ($80.00) ($100.00) ($74.81) ($140.00) ($128.50) 2007 2008 2009 2010 2011E 2012E 2013E 2007 2008 2009 2010 2010 2011E 2012E 2013E Adjusted Actual “Expected” Case Actual “Expected” Case Calculated as total equity after non-controlling interests less the original liquidation preference of preferred stock divided by shares outstanding. The increase from 2009 to 2010 book value is primarily 2010 adjusted EPS excludes a $993 million gain from disposition of mortgage loans associated with related to a $993 million gain from disposition of mortgage loans associated with the de-consolidation the de-consolidation of securitizations that occurred in Q1’10. Projections are based on Management’s of securitizations. “Expected Case.” StreetLinks and Advent Contribution to EPS Preferred Dividend Impact Per Common Share $2.32 Dividend Accrued Dividends $2.50 Requirement $2.00 $1.78 $2.50 $2.25 $14.00 $2.07 $1.90 $12.00 $1.50 $1.21 $2.00 $1.76 $1.63 $1.63 $10.00 $1.00 $0.56 $1.50 $8.00 $0.35 $0.50 $0.16 $0.93 $1.00 $6.00 $0.00 $4.00 ($0.08) $0.50 ($0.50) ($0.23) $2.00 ($0.34) 2009 2010 2011E 2012E 2013E $0.00 $0.00 2007 2008 2009 2010 2011E 2012E 2013E StreetLinks Advent Includes only Ether’s share of StreetLinks’ income and only Ether’s share of Advent income. Dividend Requirement Accrued Dividends StreetLinks income includes Corvisa. StreetLinks was purchased in 2008 and Advent was purchased The first Series D dividend payment was due on 1/16/08. 2007 accrued dividend is based on the in 2009. normal rate of 9%. Accrued dividends were “recast” in 2008 based on the 13% penalty rate and the Source: Ether management. difference between the penalty and normal rate from 7/16/07 and 12/31/07 was recognized in 2008. 20 PRIVATE AND CONFIDENTIAL

Executive Summary Ether’s Historical Market Performance — Common Shares Ether’s Common Stock Price
/ Volume History Since IPO 2009-Present $300.00 12,000,000 $2.00 500,000 2004 Q4 results: net income available to $1.80 450,000 common shareholders is $0.85, over 40% lower $1.60 400,000 than the prior year $250.00 10,000,000 $1.40 350,000 Announces $1.20 300,000 Q4’06 loss per share of $0.39 $1.00 250,000 $200.00 8,000,000 $0.80 200,000 $0.60 150,000 $150.00 6,000,000 $0.40 100,000 Announces acquisition of $0.20 50,000 Streetlinks Announces $- 0 $100.00 75% 4,000,000 Completes Series D-1 workforce convertible preferred reduction stock offering Source: SNL Financial from 1/1/09 to 4/11/11. IPO launches on followed by a 1-for-4 October 30, 1997 common stock split Announces $50 .00 exchange 2,000,000 Sells mortgage servicing rights $- 0 Volume Price Source: SNL Financial as of 4/11/11. Note: Stock price is adjusted in present terms to reflect the 1-for-4 common stock reverse split on July 17, 2007. 21 PRIVATE AND CONFIDENTIAL

Executive Summary Ether’s Historical Market Performance — Series C Cumulative Preferred Shares
Ether’s Series C Preferred Stock Price / Volume History Since Issued 2009-Present $30.00 1,000,000 $7.00 90,000 80,000 $6.00 Announces 900,000 Q4’06 loss per 70,000 $25.00 share of $0.39 $5.00 800,000 60,000 $4.00 Completes Series D-1 50,000 2004 Q4 results: net 700,000 convertible preferred $20.00 income available to stock offering 40,000 common shareholders is $3.00 followed by a 1-for-4 $0.85, over 40% lower common stock split 600,000 than the prior year 30,000 Sells mortgage $2.00 $15.00 servicing rights 500,000 20,000 Series C cumulative perpetual preferred $1.00 10,000 stock are sold to the Announces public at $25 per share 75% 400,000 on January 15, 2004 workforce $- 0 $10.00 reduction 300,000 Announces acquisition of Source: SNL Financial from 1/1/09 to 4/11/11. Streetlinks 200,000 $5.00 Announces exchange 100,000 $- 0 Volume Price Source: SNL Financial as of 4/11/11. 22 PRIVATE AND CONFIDENTIAL

Stifel Nicolaus Weisel

Executive Summary

Overview of Ether's Capital Structure vs. the Terms of the Recapitalization

	Series C Cumulative Preferred	Series D Cumulative Preferred – Jefferies	Series D Cumulative Preferred – MassMutual	Legacy Common
Consideration - Cash-and-Stock Option				
Cash Offered Per Preferred Share	$2.00	$0.66	$0.66	
Aggregate Cash Offered	$1,623,000	$688,500	$688,500	
% of 3/31/11 Projected Liquidation Preference[1]	6.1%	1.6%	1.6%	
Common Shares Offered Per Preferred Share	3.00	17.70	17.70	
Aggregate Common Shares Offered	2,434,500	18,580,800	18,580,800	
Market Value of Cash and Stock Offered Per Preferred Share[2]	$3.26	$8.09	$8.09	
Market Premium/(Discount)[2]	-36.7%	N/A	N/A	
% of 3/31/10 Projected Liquidation Preference[1][2]	9.9%	20.1%	20.1%	
Preferred Shares Exchanged under Cash and Stock Option	811,500	1,050,000	1,050,000	
% Preferred Shares Exchanged under Cash and Stock Option	27.1%	100.0%	100.0%	
Consideration - Stock-Only Option				
Common Shares Offered Per Preferred Share	19.00	N/A	N/A	
Aggregate Common Shares Offered	41,389,100	N/A	N/A	
Market Value of Stock Offered Per Preferred Share[2]	$7.98	N/A	N/A	
Market Premium/(Discount)[2]	54.9%	N/A	N/A	
% of 3/31/10 Projected Liquidation Preference[1][2]	24.3%	N/A	N/A	
Preferred Shares Exchanged under All Stock Option	2,178,500	0.000	0.000	
% Preferred Shares Exchanged for Under All Stock Option	72.9%	0.0%	0.0%	
Aggregate Consideration Offered				
Aggregate Consideration / 3/31/11 Projected Liquidation Preference[1][2]	20.4%	20.1%	20.1%	
% Total Consideration Value Estimated to be Stock[2]	92.5%	92.5%	92.5%	
Pro Forma Ownership of Common Stock	48.5%	20.6%	20.6%	10.4%

(1) Includes accrued dividends.

(2) Based on Ether's common stock price of $0.42 and Ether's Series C Preferred Stock price of $5.15 on 4/11/11.

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Executive Summary Financial Impact Analysis — Earnings Impact Pro Forma Earnings Impact of the
Recapitalization $ and shares in 000s, except per share amounts 2011E 2012E 2013E “Status quo” net income $7,165 $13,925 $19,858 Preferred dividend requirement (17,842) (19,374) (21,115) Allocation of undistributed income to convertible preferred(1) 0 0 0 Numerator for “status quo” diluted EPS ($10,677) ($5,448) ($1,257) Add back: preferred dividend adjustments 17,842 19,374 21,115 Cost of incremental capital (120) (125) (125) Pro forma net income to common shareholders $7,045 $13,801 $19,733 Diluted shares outstanding 9,368 9,368 9,368 Shares issued in the Exchange 80,985 80,985 80,985 Pro forma diluted shares outstanding 90,353 90,353 90,353 “Status quo” diluted EPS ($1.14) ($0.58) ($0.13) Diluted EPS pro forma for the Exchange $0.08 $0.15 $0.22 It is assumed that the Company will not have an incremental changes to its tax provision from incremental income or loss due its net operating loss carryforwards. (1) GAAP requires the Company to allocate a portion of its net income after preferred dividends to the convertible preferred stock based on as-if-converted ownership. 24 PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

Executive Summary

Financial Impact Analysis – December 31, 2010 Balance Sheet Impact

Analysis notes that certain strategies to realize the value of the Company's subsidiaries may reduce the resulting present value of the DTA, thereby potentially reducing the pro forma adjusted book value per share.

Pro Forma Balance Sheet Impact of the Recapitalization

$ and shares in 000s, except per share amounts	Low	High
GAAP common equity	($233,793)	($233,793)
Add: liquidation preference of preferred stock	127,250	127,250
Add: accrued and unpaid dividends	50,871	50,871
Less: cash issued to preferred holders	(3,000)	(3,000)
Pro forma GAAP common equity	**($58,672)**	**($58,672)**
StreetLinks valuation premium(1)	41,920	129,900
Advent valuation premium(2)	8,853	19,353
Present value of deferred tax asset(3)	17,904	30,859
Adjusted "status quo" common equity	**($165,116)**	**($53,681)**
Adjusted pro forma common equity	**$10,005**	**$121,441**
Common shares outstanding	9,368	9,368
Shares issued in the Exchange	80,985	80,985
Pro forma common shares outstanding	90,353	90,353
GAAP Book Value Per Share:		
"Status Quo"	**($24.96)**	**($24.96)**
Pro forma	**($0.65)**	**($0.65)**
Adjusted Book Value Per Share:		
"Status Quo"	**($17.63)**	**($5.73)**
Pro forma	**$0.11**	**$1.34**
Gross Deferred Tax Asset Per Share(4):		
"Status Quo"	**$12.12**	**$12.12**
Pro forma	**$1.26**	**$1.26**

1) Represents a valuation range of $50 to $150 million for the whole company.
2) Represents a valuation of $15 to $30 million for the whole company.
3) Assumes management's expected case projections for 2011 and 2012, an 8% annual earnings growth rate thereafter, a 35% tax rate, a 15.00% to 25.00% discount rate on tax savings, 4.00% annual earnings on cash savings, and the assumptions below.
4) Assumes a $113.5 million gross deferred tax asset which represents $324.4 million net operating loss carryforwards and a tax rate of 35%.

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Executive Summary

STIFEL NICOLAUS WEISEL

Liquidation Analysis

		12/31/10	NO RECAPITALIZATION		RECAPITALIZATION		
			Est. Liquidation Value		Est. Liquidation Value		
		Book Value	Low	High	Low	High	Notes
1	Unrestr. cash & cash equivalents	$ 12,582	$ 12,582	$ 12,582	$ 12,582	$ 12,582	
2	Mortgage securities	5,778	5,000	8,000	5,000	8,000	Based on management's input as to a potential range of mortgage securities
3	Notes receivable, net	3,965	965	2,965	965	2,965	Write down non-performing note by 25%-50%
4	Other current assets	1,924	1,924	1,924	1,924	1,924	
5	Fixed assets, net of depreciation	4,821	-	-	-	-	Assume recover no value
6	Goodwill	3,170	-	-	-	-	StreetLinks goodwill written off with sale
7	Other assets	5,621	5,621	5,621	5,621	5,621	
8	StreetLinks BV premium	-	41,920	129,900	41,920	129,900	87.98% ownership of a $50 - $150mm valuation less book value
9	Advent BV premium	-	8,853	19,353	8,853	19,353	70% ownership of a $15 - $30mm valuation less Advent's negative book value
10	Accounts payable	(4,590)	(4,590)	(4,590)	(4,590)	(4,590)	
11	Accrued expenses	(6,333)	(6,333)	(6,333)	(6,333)	(6,333)	
12	Other current liabilities	-	-	-	-	-	
13	Other liabilities	(4,495)	(4,495)	(4,495)	(4,495)	(4,495)	
14	TruPS	(78,086)	(78,125)	(78,125)	(85,938)	(85,938)	Write off the difference between amortized cost and par; principal increased by 10%
15	Net assets before equity interests	(55,643)	(16,678)	86,802	(24,491)	78,989	
16	Preferred dividends payable	(50,900)	(50,900)	(50,900)	-	-	
17	Series C preferred stock	(74,750)	(74,750)	(74,750)	-	-	
18	Series D1 preferred stock	(52,500)	(52,500)	(52,500)	-	-	
19	Equity to common	$ (233,793)	$ (194,828)	$ (91,348)	$ (24,491)	$ 78,989	
20	Shares outstanding	9,368	9,368	9,368	90,353	90,353	
21	**Value per common share**	**$ (24.96)**	**$ (20.80)**	**$ (9.75)**	**$ (0.27)**	**$ 0.87**	

Note: Liquidation values do not reflect the tax loss carry-forward. As a going concern, the Company does anticipate its tax loss carry-forward will have a positive benefit. Assumes successful completion of recapitalization in the terms outlined herein.

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Executive Summary Omitted Analyses Stifel Nicolaus Weisel considered including several analyses traditionally employed in fairness opinions, including: z Precedent transactions analysis for Ether z Comparable company trading analysis for Ether z Discounted cash flow analysis for Ether z Present value of a share analysis z Premiums paid analysis We have determined that these analyses would not be appropriate because of several complicating factors, including: z Market reaction to, and acceptable levels of dilution to common shareholders from, exchanges of debt or capital securities for other companies would necessarily be based on the companies’ underlying financial condition before and after the exchange, which would be specific to each company and the terms of each exchange. Instead, we have examined Ether’s current financial condition and the projected pro forma impact of the Recapitalization on Ether’s financial condition z Ether’s multiple and unique businesses (Advent, StreetLinks, and management of its legacy portfolio), coupled with its liquidity, capital structure and profitability characteristics, prevent a meaningful comparison to other public companies z Although Ether projects positive net income in 2011 and 2012, cash will not be available to common shareholders unless and until Ether is able to pay approximately $51 million in accrued and unpaid preferred dividends and meets an annual dividend service requirement on the preferred stock which is currently approximately $17 million annually, a portion of which continues to compound at a rate of 13% z Book value to common shareholders is currently negative (-$24.96 as of December 31, 2010) z Ether’s common stock price is $0.42, its market cap is $3.9 million and its average daily volume is 10,408(1). Based on Ether’s illiquidity and historically volatile stock price absent material publicly announced changes to its financial condition or business outlook (Ether’s 100 day trailing stock price volatility as of December 10, 2011, the full trading day prior to announcement of the exchange, was 150.5%(2)), we believe Ether’s stock price is not a reliable indication of its value (1) Based on last twelve months average daily volume and Ether’s closing stock price on 4/11/11. Source: SNL Financial. (2) Source: Bloomberg. 27 PRIVATE AND CONFIDENTIAL

C O N F I D E N T I A L A. Historical and Projected Financial Statements 28

STIFEL NICOLAUS WEISEL

Historical and Projected Financial Statements

Ether's Historical GAAP Financials

Balance Sheet

Dollars and shares in 000s, except per share amounts	2007	2008	2009	2010
Unrestricted cash and cash equivalents	$ 25,364	$ 24,790	$ 7,104	$ 12,582
Mortgage securities (includes CDO securities)	NA	NA	7,990	5,778
Notes receivable net	NA	NA	4,920	3,965
Total securitization trust assets	3,159,903	1,946,529	1,427,678	-
Goodwill	-	-	-	3,170
Other assets	37,244	5,704	11,799	12,366
Assets of discontinued operations	8,255	1,441	NA	NA
Total assets	$ 3,230,766	$ 1,978,464	$ 1,459,491	$ 37,861
Dividends payable	$ 3,816	$ 19,088	$ 34,402	$ 50,900
Accounts payable and other liabilities	53,392	33,928	12,640	15,418
Liabilities of discontinued operations	59,416	2,536	NA	NA
Total securitization trust liabilities	3,242,069	2,722,362	2,411,186	-
Junior subordinated debentures	83,561	77,323	77,815	78,086
Total liabilities	3,442,254	2,855,237	2,536,043	144,404
Redeemable preferred stock ($74,750 liquidating preference)	30	30	30	30
Convertible preferred stock ($52,500 liquidating preference)	21	21	21	21
Common stock	(211,539)	(876,824)	(1,076,274)	(106,327)
Total shareholders' equity (deficit)	(211,488)	(876,773)	(1,076,223)	(106,276)
Noncontrolling interests	-	-	(329)	(267)
Total shareholders' equity (deficit)	(211,488)	(876,773)	(1,076,552)	(106,543)
Total liabilities and shareholders' deficit	$ 3,230,766	$ 1,978,464	$ 1,459,491	$ 37,861
EOP common shares outstanding	9,439	9,368	9,368	9,368
GAAP book value per share	$ (35.89)	$ (107.18)	$ (128.50)	$ (24.96)

Note: Ether deconsolidated many of their securitizations in 2010. Assumes successful completion of recapitalization in the terms outlined herein
Source: SNL Financial and SEC filings.

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STIFEL NICOLAUS WEISEL

Historical and Projected Financial Statements

Ether's Historical GAAP Financials

Income Statement

Dollars and shares in 000s, except per share amounts	2007	2008	2009	2010
Interest income	$ 366,246	$ 235,009	$ 153,844	$ 22,352
Interest expense	228,369	114,980	24,547	2,489
Net interest income before provision for credit losses	137,877	120,029	129,297	19,863
Provision for credit losses	(265,288)	(707,364)	(260,860)	(17,433)
Net interest expense after provision for credit losses	(127,411)	(587,335)	(131,563)	2,430
Non-recurring (losses) gains	-	6,418	-	993,131
(Losses) gains on sales of mortgage assets	(136)	NA	NA	NA
(Losses) gains on derivative instruments	(10,997)	(18,094)	(4,665)	NA
Fair value adjustments	(85,803)	(25,743)	(6,743)	NA
Impairments on mortgage securities - available-for-sale	(98,692)	(23,100)	(1,198)	NA
Servicing fee income (expense), net	-	(13,596)	(10,639)	74,437
Appraisal fee (expense) income, net	-	831	9,639	NA
Premiums for mortgage loan insurance	(16,462)	(15,847)	(6,178)	(308)
Costs of services	NA	NA	NA	(66,475)
Selling, general and administrative	(59,420)	(24,421)	(31,577)	(19,314)
Other (expense) income, net	(2,064)	(19)	876	397
Total non-interest (expense) income	(273,574)	(113,571)	(50,485)	981,868
Income (loss) before income tax expense	(400,985)	(700,906)	(182,048)	984,298
Income tax expense	66,512	(17,594)	1,108	(1,356)
Loss from continuing operations	(467,497)	(683,312)	(183,156)	985,654
Income from discontinued operations, net of income tax	(256,780)	22,830	-	-
Net income (loss)	(724,277)	(660,482)	(183,156)	985,654
Dividends on preferred shares	(8,805)	-	-	-
Less - Net loss attributable to noncontrolling interests	-	-	(2,054)	(1,048)
Net income (loss) attributable to NFI	$ (733,082)	$ (660,482)	$ (181,102)	$ 986,702
Diluted earnings (loss) per share				
From continuing operations	$ (51.04)	$ (74.81)	$ (20.97)	$ 86.53
From discontinued operations	(27.51)	2.44	0.00	0.00
Total	$ (78.55)	$ (72.37)	$ (20.97)	$ 86.53
Weighted average diluted shares outstanding	9,332	9,338	9,368	9,337
Dividends declared per common share (actual)	$ -	$ -	$ -	$ -

Note: Ether deconsolidated many of their securitizations in 2010.
Source: SNL Financial and SEC filings.

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PRIVATE AND CONFIDENTIAL

Historical and Projected Financial Statements Management’s Expected Case Financial Projections
Balance Sheet Q1 2011 Q2 2011 Q3 2011 Q4 2011 Q1 2012 Q2 2012 Q3 2012 Q4 2012 Q1 2013 Q2 2013 Q3 2013 Q4 2013 Assets Cash and cash equivalents $15,824 $21,296 $23,362 $27,781 $33,618 $39,676 $43,728 $46,416 $55,149 $59,976 $65,209 $68,954 Mortgage (Residual) securities — available-for sale 4,580 4,122 4,122 3,710 3,710 3,339 3,339 3,005 484 439 394 353 Trading Securities — - — - — - — - - — - -CDO Securities 1,036 895 774 669 579 500 432 374 323 279 242 209 Notes Receiveable 5,617 2,650 2,650 2,650 2,650 — - — - — - -Restricted Cash 1,207 1,207 528 528 528 528 528 528 528 528 528 528 Appraisal Receivable 2,720 3,230 3,740 4,250 4,112 6,031 4,934 3,673 4,934 7,237 5,921 4,408 Mortgage loans — held for sale 450 — - — - — - — - — - -New Invesments — - — - — - — - — - - -Other assets 5,401 5,015 6,449 4,840 1,359 3,434 2,457 (1,132) 667 2,669 2,203 (1,816) Fixed Assets, net of depreciation 4,746 4,721 4,721 4,721 5,228 5,228 5,228 5,228 4,728 4,728 4,728 4,728 Goodwill 3,170 3,170 3,170 3,170 3,170 3,170 3,170 3,170 3,170 3,170 3,170 3,170 Deferred income tax asset, net 0 0 0 0 0 0 0 0 0 0 0 0 Restricted Cash, noncurrent 1,390 1,390 1,390 1,390 1,390 1,390 1,390 1,390 1,390 1,390 1,390 1,390 Other assets, noncurrent 42 42 42 42 42 42 42 42 42 42 42 42 Total assets $46,183 $47,738 $50,948 $53,750 $56,386 $63,337 $65,248 $62,694 $71,416 $80,458 $83,826 $81,966 Liabilities and Stockholders’ Equity: Liabilities: Accounts payable $4,218 $5,538 $7,023 $7,188 $6,399 $8,555 $7,836 $5,464 $7,688 $10,059 $9,269 $6,660 Accrued expenses 6,978 6,623 6,317 5,617 5,146 6,237 5,457 4,531 5,645 6,786 6,406 5,151 Dividends payable 55,252 59,830 64,592 69,453 74,415 79,483 84,660 89,950 95,355 100,880 106,529 112,306 Asset-backed bonds — CDO Securities 1,036 895 774 669 579 500 432 374 323 279 242 209 Other current liabilities 1,436 1,976 2,583 2,651 2,021 2,903 2,609 1,639 2,241 3,212 2,888 1,821 Trust preferred securities 85,938 85,938 85,938 85,938 85,938 85,938 85,938 85,938 85,938 85,938 85,938 85,938 Due to subsidiary/parent — - — - — - — - — - — -Noncurrent income tax payable 1,084 1,084 1,084 1,084 1,084 1,084 1,084 1,084 1,084 1,084 1,084 1,084 Other noncurrent liabilities 160 190 220 250 242 355 290 216 290 426 348 259 Total liabilities 156,100 162,073 168,531 172,848 175,822 185,055 188,306 189,195 198,564 208,664 212,703 213,426 Stockholders’ equity: Preferred stock 51 51 51 51 51 51 51 51 51 51 51 51 Common stock 94 94 94 94 94 94 94 94 94 94 94 94 Additional paid-in capital 787,363 787,363 787,363 787,363 787,363 787,363 787,363 787,363 787,363 787,363 787,363 787,363 Cancellation of Dividends Payable — - — - — - — - — - — -Restructure in Trust Preferred — - — - — - - — - — - -Accumulated earnings (deficit) (901,340) (905,290) (908,493) (909,583) (909,876) (911,769) (913,065) (916,154) (914,461) (915,478) (916,107) (918,652) Comprehensive income (loss) 4,226 3,804 3,804 3,423 3,423 3,081 3,081 2,773 447 405 364 326 Forgivable notes receivable from founders — - — - — - — - — - — -Total stockholders’ equity (109,606) (113,978) (117,181) (118,651) (118,945) (121,180) (122,476) (125,874) (126,507) (127,565) (128,235) (130,819) Noncontrolling interests (312) (357) (402) (447) (492) (537) (582) (627) (642) (642) (642) (642) Total stockholders’ equity (109,917) (114,335) (117,583) (119,098) (119,437) (121,717) (123,058) (126,500) (127,148) (128,206) (128,877) (131,461) Total liabilities and stockholders’ equity $46,183 $47,738 $50,948 $53,750 $56,386 $63,337 $65,248 $62,694 $71,416 $80,458 $83,826 $81,966 MTM Book value per common share ($22.05) ($22.16) ($19.37) ($16.39) ($20.58) ($17.13) ($17.44) ($21.34) ($19.42) ($15.48) ($15.80) ($19.89) Total NFI shareholders’ deficit (109, 917) (114,335) (117,583) (119,098) (119,437) (121,717) (123,058) (126,500) (127,148) (128,206) (128,877) (131,461) Class C redeemable preferred stock (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) (74,750) Class D convertible preferred stock (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) (52,500) Class E redeemable preferred stock — - — - — - — - — - — -StreetLinks Market Value 30,644 34,004 63,394 92,797 53,932 88,492 86,889 53,882 72,476 110,429 108,156 72,385 Marked to Market Book Value ($206,524) ($207,580) ($181,439) ($153,551) ($192,754) ($160,475) ($163,419) ($199,869) ($181,922) ($145,027) ($147,970) ($186,326) Note: “Expected” case does not take the Reorganization into account but does reflect the TruPS exchange. 31 PRIVATE AND CONFIDENTIAL

Historical and Projected Financial Statements Management’s Expected Case Financial Projections
Income Statement Q1 2011 Q2 2011 Q3 2011 Q4 2011 2011 Q1 2012 Q2 2012 Q3 2012 Q4 2012 2012 Q1 2013 Q2 2013 Q3 2013 Q4 2013 2013 Income and Revenues: Service Fee Income $22,034 $27,630 $35,992 $42,865 $128,520 $36,917 $42,497 $46,691 $37,930 $164,035 $45,050 $49,946 $54,122 $44,410 $193,528 Mortgage Securities $2,020 $1,126 $1,043 $968 $5,157 $894 $817 $748 $687 $3,146 $630 $564 $504 $446 $2,145 Other New Investments — — - — - — - — - — - — - — -Total Income and Revenues 24,054 28,756 37,034 43,832 133,677 37,811 43,313 47,439 38,617 167,181 45,681 50,509 54,626 44,856 195,672 Costs and Expenses: Appraisal Expense 12,134 18,042 24,041 28,473 82,690 19,826 26,939 30,757 24,695 102,218 23,489 31,256 35,401 28,674 118,820 Mortgage insurance — - — - — - — - — - — - — - -Compensation and benefits 4,537 6,143 7,176 6,664 24,520 7,070 8,157 7,845 6,965 30,037 7,805 9,096 8,736 7,712 33,350 Office administration 1,312 1,076 1,162 1,172 4,721 1,143 1,233 1,246 1,183 4,805 1,201 1,304 1,318 1,247 5,070 Professional and outside services 2,220 1,158 1,158 1,158 5,693 1,162 1,163 1,164 1,164 4,653 1,165 1,166 1,166 1,167 4,664 Marketing 81 170 185 165 601 124 156 174 126 579 141 176 195 145 656 Other 1,576 967 1,130 1,485 5,158 1,471 1,264 1,345 1,544 5,624 1,607 1,422 1,515 1,692 6,236 Short-term borrowings-loans (50) 1 1 1 (46) 1 1 1 1 5 1 1 1 1 5 Gain (loss) on sale of mortgage assets — - — - — - — - — - — - — - -Fair value adjustments (221) (225) (221) (213) (880) (170) (160) (150) (138) (618) (113) (103) (94) (86) (396) Gain (loss) on derivative instruments — - — - — - — - — - — - — - -Valuation adjustment on loans-HFS — - — - — - - - — - — - — - -Asset backed bonds — CDO 372 335 302 271 1,281 213 191 172 155 732 125 112 101 91 428 Impairment — - — - — - — - — - — - — - -Other income (expense) — - — - — - — - — - — - — - -Total Costs and Expenses 21,962 27,665 34,934 39,177 123,738 30,841 38,945 42,555 35,696 148,035 35,421 44,430 48,338 40,644 168,833 Other Mortgage loans — HFS 32 6 — - 38 — - — - — - — - — -Other (Cash) 53 18 21 23 115 29 41 45 49 163 55 67 71 77 270 Subordinated debt (Trust preferred) (231) (215) (215) (215) (876) (215) (215) (215) (215) (859) (215) (215) (215) (215) (859) Net income (loss) before taxes $1,945 $900 $1,907 $4,463 $9,216 $6,785 $4,195 $4,714 $2,756 $18,449 $10,100 $5,931 $6,145 $4,074 $26,250 Income tax expense (benefit) — — - — - — - — - — - — - — -Minority shareholders’ interests 739 271 348 693 2,051 2,116 1,020 833 556 4,524 3,001 1,422 1,125 843 6,392 Net income (loss) attributable to NovaStar $1,207 $629 $1,559 $3,771 $7,165 $4,669 $3,175 $3,881 $2,200 $13,925 $7,098 $4,509 $5,019 $3,231 $19,858 EPS $0.13 $0.07 $0.17 $0.40 $0.76 $0.50 $0.34 $0.41 $0.23 $1.49 $0.76 $0.48 $0.54 $0.34 $2.12 ROE (MTM book value) NA NA NA NA NA NA NA NA NA NA NA NA NA NA NA Common Shares Outstanding 9,368 9,368 9,368 9,368 9,368 9,368 9,368 9,368 9,368 9,368 9,368 9,368 9,368 9,368 9,368 Income by Entity NovaStar — existing & corporate ($1,369) ($1,243) ($1,299) ($1,351) ($5,261) ($1,442) ($1,500) ($1,557) ($1,607) ($6,105) ($1,695) ($1,750) ($1,803) ($1,853) ($7,100) StreetLinks — standalone (includes Corvisa) $896 $1,743 $3,278 $5,681 $11,598 $2,296 $4,045 $5,858 $4,507 $16,706 $3,450 $5,267 $7,242 $5,784 $21,743 Advent — standalone $1,679 $129 ($420) ($560) $828 $3,815 $630 ($420) ($700) $3,325 $5,343 $992 ($420) ($700) $5,215 StreetLinks — Appraisal Units 48,102 67,500 85,500 98,250 299,352 62,074 88,210 101,278 75,141 326,703 68,281 97,031 111,405 82,656 359,373 Advent — Variable Margin $4,130 $830 $0 $0 $4 ,959 $6,550 $1,550 $0 $0 $8,100 $8,733 $2,067 $0 $0 $10,800 Advent — NFI Loan Balance $4,135 $2,506 $3,106 $3,906 $3,906 $0 $300 $900 $1,900 $1,900 $0 $267 $867 $1,867 $1,867 Note: “Expected” case does not take the Reorganization into account but does reflect the TruPS exchange. 32 PRIVATE AND CONFIDENTIAL

C O N F I D E N T I A L B. StreetLinks and Advent Valuation Data 33

StreetLinks and Advent Valuation Data

STIFEL NICOLAUS WEISEL

Subsidiary Overviews

STREETLINKS LENDER SOLUTIONS

- Provides outsourced appraisal management services and analytics to single family mortgage originators
- Utilizes a technology platform for ordering, tracking, communication, documentation, reporting and operational workforce task management of single family home appraisals
- Offers its clients (mortgage originators) a fee for independent appraisals performed by one of its approved affiliated independent appraisers in the markets it covers
- Uses its technology platform and staff to efficiently deliver a high quality appraisal product to the customer with excellent customer service
- Revenue is unit-based and subject to volatility in the mortgage origination market, but each mortgage originator client that uses the system provides an ongoing source of unit volume
- Under Ether's control the StreetLinks platform has turned profitable and grown rapidly, in part through the addition of a sales and marketing function, strategic guidance, further development of the technology platform and the acquisition of a 51% ownership interest in Corvisa, LLC in November 2010
- Potential to develop complementary business lines such as real estate analytics

ADVENTFINANCIAL

- Initial business strategy is to offer a full suite of tax settlement products to independent tax preparers with the goal of educating the tax preparers to offer Advent's prepaid debit card to the consumer – this serves to create a profitable customer acquisition channel for Advent
- Over time Advent will work to develop other customer acquisition channels such as through employers, payroll companies and online direct to consumers
- The goal is to keep the cost of customer acquisitions low in order to offer a best in class designed, low cost prepaid debit card
- Like StreetLinks, revenue composition is unit-based and increases with the number of client partners
- Start-up that commenced operations in Q1 2010
- Business turned profitable in 2011

34

StreetLinks and Advent Valuation Data Valuation Overview In considering the potential value of the Company’s StreetLinks and Advent investments, Stifel Nicolaus Weisel reviewed: z Publicly available financial data and trading multiples for selected publicly traded reference companies; z The consideration paid and implied transaction multiples in selected mergers and acquisitions of companies that Stifel Nicolaus Weisel deemed relevant; and z A discounted cash flow analysis based on the Company’s financial projections for StreetLinks and Advent Additionally, Stifel Nicolaus Weisel noted the following value drivers that prevent a direct comparison between StreetLinks , Advent and the publicly traded reference companies: z Scale generally drives higher values. As the number of participants using a company’s platforms increases, its value to participants increases, driving growth. Our reference companies range from $40 million to $60 billion in enterprise value, and their scale and performance history mostly exceeds that of StreetLinks and Advent z The execution risk of StreetLinks’ and Advent’s business plans may be higher than that of the reference companies, making implied valuation on forward multiples less relevant — The median revenue, EBITDA and EPS growth rates for the StreetLinks reference companies were 8.6%, 24.2% and 27.8% for 2011 and 6.1%, 10.8% and 13.3% for 2012, respectively. The median revenue, EBITDA and EPS growth rates for the Advent reference companies were 9.4%, 17.7% and 23.6% for 2011 and 8.2%, 14.3% and 15.9% for 2012, respectively — Management expects StreetLinks and Advent to become profitable in 2011. Management’s expected case projections for StreetLinks assume revenue, EBITDA and EPS growth of 31.6%, 52.4% and 47.0% for 2012 and 19.0%, 30.9% and 30.3% for 2013, respectively. Management’s expected case projections for Advent assume revenue and EBITDA/EPS growth of 50.0% and 116.5% for 2012 and 33.3% and 56.8% for 2013, respectively. — Additionally, certain of the reference companies earn a component of their revenues from subscription fees in addition to transaction-based fees. This provides a steadier revenue stream than StreetLinks; while growth in banks and brokers utilizing StreetLinks’ platform provides recurring revenue, StreetLinks’ fees are solely transaction-based 35 PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data

STIFEL NICOLAUS WEISEL

Summary of Selected Publicly Traded Reference Companies

Comparables Summary

Comparable Type	Price/Earnings 2011E	Price/Earnings 2012E	Enterprise Value/ EBITDA 2011E	Enterprise Value/ EBITDA 2012E	Enterprise Value/ Revenue 2011E	Enterprise Value/ Revenue 2012E	LTM Operating Margin	Dividend Yield
StreetLinks Comparables								
FinTech - Outsourcing	17.5x	14.5x	8.5x	8.0x	2.1x	2.0x	17.7%	0.00%
FinTech - Banking and Real Estate Technology	19.2x	17.3x	9.7x	8.5x	2.0x	1.7x	11.2%	0.00%
Advent Comparables								
Payment Processors - Market Cap. > $5 Billion	16.0x	13.7x	9.3x	8.7x	4.0x	3.7x	50.4%	0.81%
Payment Processors - Market Cap. of $1 Billion to $5 Billion	18.4x	15.0x	12.2x	10.4x	3.8x	3.2x	19.0%	0.00%
Payment Processors - Market Cap. < $1 Billion	12.6x	11.4x	7.9x	6.7x	0.9x	0.9x	11.3%	0.00%
Payroll & Administrative Solutions	22.7x	19.5x	11.1x	10.4x	2.4x	2.3x	9.6%	1.97%

Implied Equity Valuation

Implied Median Subsidiary Equity Valuation	Price/Earnings 2011E	Price/Earnings 2012E	Enterprise Value/ EBITDA 2011E	Enterprise Value/ EBITDA 2012E	Enterprise Value/ Revenue 2011E	Enterprise Value/ Revenue 2012E
StreetLinks						
FinTech - Outsourcing	$147.4	$186.4	$115.2	$163.2	$92.2	$86.6
FinTech - Banking and Real Estate Technology	$162.2	$223.1	$131.5	$173.4	$85.2	$75.8
Advent						
Payment Processors - Market Cap. > $5 Billion	$22.8	$42.2	$20.4	$41.4	$21.8	$30.2
Payment Processors - Market Cap. of $1 Billion to $5 Billion	$26.3	$46.2	$26.7	$49.5	$20.3	$26.3
Payment Processors - Market Cap. < $1 Billion	$17.9	$35.1	$17.3	$31.9	$5.0	$7.1
Payroll & Administrative Solutions	$32.4	$60.2	$24.4	$49.2	$13.0	$18.4

Source: SNL Financial as of 4/11/11.
Net income for the calculation of P/E implied valuation is tax effected at 35%.

36

StreetLinks and Advent Valuation Data StreetLinks Equity Valuation Range $350 $300 $290.0 $250
$203.0 $200 $166.0 $150 $100 $108.0 $113.0 $108.0 $50 $- Comparable Public Companies (1) Comparable Discounted Cash Flow (3) Transactions (2) 15x — 25x EPS Exit Multiple 20% — 35% Discount Rate Note: This is 100% valuation of StreetLinks. Dollars in millions. (1) Comparable public companies consist of publicly traded companies in the outsourcing and banking and real estate sectors with between $140M-$16B in market cap. See pages 39-40 for additional detail. (2) Comparable transactions consist of 9 outsourcing and banking and real estate technology transactions after 2006 whose deal value is greater than $5M. See page 43 for additional detail. (3) Discounted Cash Flow calculates a range of valuations using a terminal value of 15-25 times earnings and a range of discount rates from 20%-35%. See page 44 for additional detail; the range shown is the minimumand maximum of the analysis on page 45. 37

StreetLinks and Advent Valuation Data Advent Equity Valuation Range $90.0 $85.0 $80.0 $70.0 $60.0
$50.0 $41.0 $40.0 $36.0 $30.0 $33.0 $20.0 $21.0 $24.0 $10.0 $- Comparable Public Companies (1) Comparable Discounted Cash Flow (3) Transactions (2) 15x — 25x EPS Exit Multiple 20% — 35% Discount Rate Note: This is 100% valuation of Advent. Dollars in millions. (1) Comparable public companies consist of 26 publicly traded companies in the payment processors and payroll and administrative solutions sectors with between $100M-$62B in market cap. See pages 41-42 for additional detail. (2) Comparable transactions consist of 19 payment processors and payroll and administrative solutions transactions after 2006 whose deal value is greater than $10M. See page 44 for additional detail. (3) Discounted Cash Flow calculates a range of valuations using a terminal value of 15-25 times earnings and a range of discount rates from 20%-35%. See page 44 for additional detail; the range shown is the minimumand maximum of the analysis on page 45. 38

Stifel Nicolaus Weisel

StreetLinks and Advent Valuation Data

Selected Publicly Traded Reference Companies

StreetLinks											
		Market	Enterprise			Enterprise Value/				LTM	
		Cap.	Value	Price/Earnings		EBITDA		Revenue		Operating	Dividend
Company Name	**Ticker**	**($M)**	**($M)**	**2011E**	**2012E**	**2011E**	**2012E**	**2011E**	**2012E**	**Margin**	**Yield**
Outsourcing											
Intuit Inc.	INTU	$ 15,713	$ 16,841	21.8x	19.2x	12.0x	10.9x	4.4x	4.0x	23.4%	0.00%
Fidelity National Information Services, Inc.	FIS	9,337	14,703	14.2	12.6	8.5	7.8	2.6	2.4	18.1	0.65
Fiserv, Inc.	FISV	8,789	11,996	14.0	12.5	8.5	8.0	2.8	2.7	24.4	0.00
Computer Sciences Corporation	CSC	7,328	8,776	9.4	9.0	3.9	3.5	0.5	0.5	7.2	1.69
Equifax Inc.	EFX	4,378	5,218	15.1	13.7	8.2	7.6	2.6	2.5	23.1	1.79
Towers Watson & Co.	TW	4,097	3,860	13.4	12.1	6.8	6.3	1.2	1.2	9.9	0.52
Genpact Limited	G	3,039	2,721	19.8	17.4	9.4	8.5	1.9	1.7	13.7	0.00
SS&C Technologies Holdings, Inc.	SSNC	1,425	1,720	19.7	17.5	12.1	10.9	4.9	NA	24.3	0.00
IntraLinks Holdings, Inc.	IL	1,503	1,544	51.8	38.9	20.3	16.9	7.1	5.9	6.1	0.00
Acxiom Corporation	ACXM	1,302	1,627	20.9	16.9	6.2	5.6	1.4	1.3	10.4	0.00
Fair Isaac Corporation	FICO	1,107	1,461	16.6	15.3	8.9	8.7	2.3	2.3	18.3	0.29
Altisource Portfolio Solutions S.A.	ASPS	740	734	11.3	10.4	7.9	7.5	1.9	1.7	18.2	0.00
CSG Systems International, Inc.	CSGS	676	853	9.0	8.1	5.2	4.4	1.1	1.1	17.3	0.00
ExlService Holdings, Inc.	EXLS	620	534	22.2	18.3	10.7	8.9	1.8	1.5	12.8	0.00
LoopNet, Inc	LOOP	363	344	62.9	45.2	13.8	10.7	4.0	3.8	21.4	0.00
PRGX Global, Inc.	PRGX	143	125	18.3	11.9	4.7	NA	0.6	NA	4.3	0.00
			Median	**17.5x**	**14.5x**	**8.5x**	**8.0x**	**2.1x**	**2.0x**	**17.7%**	**0.00%**
			Average	**21.3x**	**17.4x**	**9.2x**	**8.4x**	**2.6x**	**2.3x**	**15.8%**	**0.31%**

Source: SNL Financial as of 4/11/11.

39

PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

StreetLinks and Advent Valuation Data

Selected Publicly Traded Reference Companies

StreetLinks (cont'd)

Company Name	Ticker	Market Cap. ($M)	Enterprise Value ($M)	Price/Earnings 2011E	Price/Earnings 2012E	Enterprise Value/ EBITDA 2011E	Enterprise Value/ EBITDA 2012E	Enterprise Value/ Revenue 2011E	Enterprise Value/ Revenue 2012E	LTM Operating Margin	Dividend Yield
Banking and Real Estate Technology											
Lender Processing Services, Inc.	LPS	$ 2,999	$ 4,190	8.4x	7.6x	6.3x	6.0x	1.7x	1.7x	23.2%	1.19%
Jack Henry & Associates, Inc.	JKHY	2,754	2,936	21.5	19.5	9.7	8.9	3.0	2.8	22.1	1.31
CoStar Group, Inc.	CSGP	1,178	970	57.6	41.8	19.6	16.0	4.0	NA	13.0	0.00
DealerTrack Holdings, Inc.	TRAK	820	630	30.4	25.2	10.0	8.4	2.0	1.8	0.3	0.00
Epiq Systems, Inc.	EPIQ	482	582	17.0	15.2	7.5	6.7	NA	NA	13.3	1.02
S1 Corporation	SONE	340	307	39.2	29.0	10.2	8.8	1.4	1.3	4.0	0.00
Fundtech Ltd.	FNDT	282	257	16.9	15.0	9.8	8.6	1.7	1.5	9.3	0.00
Online Resources Corporation	ORCC	200	320	13.6	11.9	9.4	8.3	2.1	1.9	8.1	0.00
			Median	19.2x	17.3x	9.7x	8.5x	2.0x	1.7x	11.2%	0.00%
			Average	25.6x	20.6x	10.3x	9.0x	2.3x	1.9x	11.7%	0.44%

Aggregate StreetLinks Comparables

	P/E 2011E	P/E 2012E	EV/EBITDA 2011E	EV/EBITDA 2012E	EV/Revenue 2011E	EV/Revenue 2012E	LTM Operating Margin	Dividend Yield
Median	17.7x	15.2x	9.1x	8.4x	2.0x	1.7x	13.5%	0.00%
Average	22.7x	18.5x	9.6x	8.6x	2.5x	2.2x	14.4%	0.35%
25th Pctl	13.9x	12.0x	7.3x	7.1x	1.5x	1.4x	9.0%	0.00%
75th Pctl	21.9x	19.3x	10.3x	8.9x	2.9x	2.5x	21.6%	0.55%

Implied StreetLinks Equity Valuation ($M) - Management's Projections

	P/E 2011E	P/E 2012E	EV/EBITDA 2011E	EV/EBITDA 2012E	EV/Revenue 2011E	EV/Revenue 2012E
Projection	*$8.4*	*$12.9*	*$13.0*	*$19.8*	*$40.8*	*$53.7*
Median	$148.9	$196.1	$118.7	$166.0	$80.0	$93.6
Average	$191.6	$237.8	$124.0	$170.2	$101.3	$117.6
25th Pctl	$117.0	$154.6	$94.8	$140.2	$62.4	$77.6
75th Pctl	$184.5	$247.7	$133.5	$176.4	$119.2	$136.9

RANGE(1)	
Low	$108.0
High	$166.0

(1) Range defined as the rounded average of the 6 implied equity valuations in the 25th percentile for "Low" and the 75th percentile for "High".
Source: SNL Financial as of 4/11/11.

40

PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

StreetLinks and Advent Valuation Data

Selected Publicly Traded Reference Companies

Advent

Company Name	Ticker	Market Cap. ($M)	Enterprise Value ($M)	Price/Earnings 2011E	Price/Earnings 2012E	Enterprise Value/ EBITDA 2011E	Enterprise Value/ EBITDA 2012E	Enterprise Value/ Revenue 2011E	Enterprise Value/ Revenue 2012E	LTM Operating Margin	Dividend Yield
Payment Processors - Market Cap. > $5 Billion											
Visa Inc.	V	$ 61,763	$ 58,564	16.0x	13.8x	10.3x	9.0x	5.8x	5.2x	56.8%	0.81%
MasterCard Incorporated	MA	32,293	29,208	16.0	13.7	8.7	7.6	4.0	3.7	50.4	0.24
Western Union Company	WU	13,977	15,181	13.8	12.3	9.3	8.7	2.8	2.7	26.2	1.30
			Median	16.0x	13.7x	9.3x	8.7x	4.0x	3.7x	50.4%	0.81%
			Average	15.3x	13.3x	9.4x	8.4x	4.2x	3.9x	44.4%	0.78%
Payment Processors - Market Cap. of $1 Billion to $5 Billion											
Alliance Data Systems Corporation	ADS	$ 4,136	$ 10,324	12.4x	10.8x	11.4x	10.2x	3.4x	3.2x	NM	0.00%
VeriFone Systems, Inc.	PAY	4,282	4,052	30.6	25.6	18.4	15.6	3.5	3.2	11.4	0.00
Global Payments Inc.	GPN	3,789	3,814	19.3	17.0	9.3	8.3	2.1	1.9	18.8	0.17
Total System Services, Inc.	TSS	3,452	3,472	16.7	15.4	7.1	6.6	2.0	1.9	18.0	1.57
FleetCor Technologies, Inc.	FLT	2,390	2,878	18.1	15.5	12.1	10.5	6.0	5.4	39.3	0.00
Green Dot Corporation	GDOT	1,811	2,062	27.6	20.8	18.0	13.7	4.4	3.5	19.0	0.00
Wright Express Corporation	WXS	1,952	2,939	15.8	13.8	12.2	10.7	6.2	5.6	40.0	0.00
NetSpend Holdings, Inc.	NTSP	1,118	1,323	19.4	13.8	15.3	11.1	4.0	3.3	16.5	0.00
Deluxe Corporation	DLX	1,313	2,040	8.9	8.7	5.8	5.5	1.5	1.5	20.1	3.92
Higher One Holdings, Inc.	ONE	988	1,034	18.7	14.6	13.8	10.4	5.5	4.3	28.5	0.00
			Median	18.4x	15.0x	12.2x	10.4x	3.8x	3.2x	19.0%	0.00%
			Average	18.8x	15.6x	12.3x	10.3x	3.9x	3.4x	23.5%	0.57%
Payment Processors - Market Cap. < $1 Billion											
Euronet Worldwide, Inc.	EEFT	$ 881	$ 1,039	12.6x	11.4x	7.1x	6.7x	0.9x	0.9x	0.5%	0.00%
Cardtronics, Inc.	CATM	824	1,102	16.4	13.9	7.9	7.3	2.0	1.8	13.1	0.00
Heartland Payment Systems, Inc.	HPY	738	782	18.0	15.3	9.5	8.0	0.5	0.5	2.7	0.83
Net 1 UEPS Technologies, Inc.	UEPS	439	521	5.7	5.3	NA	NA	1.7	1.6	17.7	0.00
MoneyGram International, Inc.	MGI	224	1,872	NM	NM	8.6	6.4	1.5	1.3	14.1	0.00
Global Cash Access Holdings, Inc.	GCA	206	403	7.6	6.3	6.8	6.4	0.8	0.7	9.5	0.00
LML Payment Systems Inc.	LMLP	166	122	NA	NA	NA	NA	NA	NA	24.8	0.00
Tier Technologies, Inc.	TIER	98	43	NM	NM	NA	NA	0.3	0.3	-5.1	0.00
			Median	12.6x	11.4x	7.9x	6.7x	0.9x	0.9x	11.3%	0.00%
			Average	12.0x	10.4x	8.0x	7.0x	1.1x	1.0x	9.7%	0.10%

Source: SNL Financial as of 4/11/11.

41

PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data Selected Publicly Traded Reference Companies Advent
(continued) Market Enterprise Enterprise Value/ LTM Cap. Value Price/Earnings EBITDA Revenue Operating Dividend Company Name Ticker ($M) ($M) 2011E 2012E 2011E 2012E 2011E 2012E Margin Yield Payroll & Administrative Solutions Automatic Data Processing, Inc. ADP $24,856 $23,359 21.1x 19.5x 11.1x 10.4x 2.4x 2.3x 14.0% 2.88% Paychex, Inc. PAYX 11,954 11,727 22.7 21.4 13.4 12.6 5.6 5.3 35.0 3.75 Convergys Corporation CVG 1,667 1,745 12.8 11.5 6.3 5.8 0.8 0.8 -1.6 0.00 athenahealth, Inc. ATHN 1,548 1,544 56.9 41.8 25.3 19.3 5.0 4.0 9.6 0.00 Insperity, Inc. NSP 797 562 28.6 19.3 8.8 6.8 0.3 0.3 2.2 1.97 Median 22.7x 19.5x 11.1x 10.4x 2.4x 2.3x 9.6% 1.97% Average 28.4x 22.7x 13.0x 11.0x 2.8x 2.5x 11.8% 1.72% Aggregate Advent Comparables Median 16.7x 13.9x 9.5x 8.7x 2.4x 2.3x 17.7% 0.00% Average 18.9x 15.7x 11.1x 9.5x 2.9x 2.6x 19.3% 0.67% 25th Pctl 13.3x 11.9x 8.3x 6.8x 1.5x 1.3x 9.6% 0.00% 75th Pctl 20.2x 18.1x 12.8x 10.6x 4.4x 3.7x 26.2% 0.83% Implied Advent Equity Valuation ($M) — Management’s Projections Projection $1.4 $3.1 $2.2 $4.8 $5.4 $8.1 Median $23.9 $43.0 $20.9 $41.4 $13.0 $18.4 RANGE(1) Average $27.0 $48.5 $24.5 $44.9 $15.8 $21.1 25th Pctl $18.9 $36.8 $18.1 $32.1 $7.9 $10.9 Low $21.0 75th Pctl $28.8 $56.0 $28.2 $50.2 $23.6 $30.2 High $36.0 (1) Range defined as the rounded average of the 6 implied equity valuations in the 25th percentile for “Low” and the 75th percentile for “High”. Source: SNL Financial as of 4/11/11. 42 PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data Selected Merger and Acquisition Reference Transactions
StreetLinks Valuation at Announcement Target Financials at Announcement Date Line of Deal Price / Enterprise Value (1) / Net Ann. Buyer ST. Target ST. Business Value LTM EPS EBITDA Sales Assets EBIT EBITDA Income 3/24/11 Davis + Henderson Corporation Mortgagebot LLC WI Banking Tech. $231.8 NA 11.5x 6.1x NA NA $19.6 NA 12/22/10 Symphony Technology Grp, LLC CA Employer Svcs and Litig. Support Outsourcing 265.0 54.7x NA NA 528.9 NA NA 4.8 5/12/10 SAP AG Ger. Sybase, Inc. CA Banking Tech. 5,922.8 33.0x 14.6x 4.5x 2,441.1 NA NA 175.8 9/27/09 Xerox Corporation CT Affiliated Computer Services, Inc. TX Outsourcing 6,713.5 17.7x 7.8x 1.2x 6,901.0 684.6 1,079.6 349.9 3/31/09 Fidelity National Info. Svcs Inc. FL Metavante Technologies, Inc. WI Outsourcing 2,982.1 19.6x 10.9x 2.7x 3,157.0 334.2 481.6 147.4 5/13/08 Hewlett-Packard Company CA Electronic Data Systems Corp. TX Outsourcing 13,306.9 21.6x 5.9x 0.6x 18,937.0 964.0 NA 614.0 12/19/06 M&F Worldwide Corporation NY John H. Harland Company GA Banking Tech. 1,426.9 19.0x 6.1x 1.3x 805.1 137.9 196.5 75.3 10/14/06 Investor Group Open Solutions Inc. CT Banking Tech. 851.7 41.3x 16.0x 3.8x 860.3 48.8 71.6 20.5 7/21/06 JPMorgan Chase & Co. NY NCO Group, Inc. PA Outsourcing 916.1 22.7x 8.4x 1.1x 1,319.1 89.8 138.0 39.8 5/6/06 NetSol Technologies, Inc. CA McCue Systems, Inc. CA Banking Tech. 8.6 13.1x NA 1.5x NA NA NA 0.7 25th Percentile 19.0x 7.4x 1.2x Peer Group Summary Median 21.6x 9.6x 1.5x 75th Percentile 33.0x 12.3x 3.8x Management’s Expected 2011 Projection ($000) StreetLinks $8,435.3 $12,977.4 $40,821.3 RANGE ($M) (2) 25th Percentile $160,608.9 $104,122.3 $59,130.6 Low $108.0 Implied Valuation Median $181,781.6 $133,459.7 $70,594.8 Median $129.0 75th Percentile $278,281.9 $167,786.0 $162,299.9 High $203.0 Deal value, Price/LTM EPS and target financials calculated using SNL Financial and SEC filings. Enterprise value ratios calculated using Capital IQ and SEC filings. (1) Enterprise value is defined as total market capitalization plus total debt plus preferred stock less cash and cash equivalents. (2) Range defined as the rounded average of the 3 implied equity valuations in the 25th percentile for “Low” and the 75th percentile for “High”. 43 PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data Selected Merger and Acquisition Reference Transactions Advent
Valuation at Announcement Target Financials at Announcement Date Line of Deal Price / Enterprise Value (1) / Net Ann. Buyer ST. Target ST. Business Value LTM EPS EBITDA Sales Assets EBIT EBITDA Income 8/19/10 MasterCard Incorporated NY DataCash Group Plc Pmt. Process. $519.2 NA 18.0x 8.2x NA NA NA NA 7/11/10 Aon Corporation IL Hewitt Associates, Inc. IL Payroll/Adm. 4,786.4 18.5x 7.7x 1.6x 2,951.2 445.4 NA 258.6 5/6/10 Jack Henry & Associates, Inc. MO iPay Technologies, LLC KY Pmt. Process. 300.0 23.2x 16.4x 6.6x 89.3 NA NA 12.9 4/20/10 Visa Inc. CA CyberSource Corp CA Pmt. Process. 1,985.9 NM 32.6x 6.6x 596.5 16.2 51.2 11.0 8/5/09 Bottomline Technologies (de), Inc. NH PayMode Pmt. Process. 17.0 5.9x NA 1.6x 0.8 NA NA 2.9 3/4/09 TriNet Group, Inc. CA Gevity HR, Inc. FL Payroll/Adm. 100.3 NM 2.5x 0.1x 324.0 1.5 17.8 (3.1) 5/2/08 Heartland Payment Systems, Inc. NJ Network Services Business Pmt. Process. 77.5 19.0x 8.2x 0.6x 65.6 NA NA 4.1 1/17/08 Goldleaf Financial Solutions, Inc. TN Alogent Corporation GA Pmt. Process. 42.5 NA 40.6x 2.5x 11.6 NA NA 1.1 8/2/07 Fiserv, Inc. WI CheckFree Corporation GA Pmt. Process. 4,286.5 35.0x 15.6x 4.5x 1,787.3 190.2 276.6 126.0 7/26/07 Online Resources Corporation VA Internet Transaction Solutions, Inc. OH Pmt. Process. 44.1 24.7x 14.5x 2.1x 11.4 NA NA 0.9 6/26/07 Fidelity Nat’l Information Svcs, Inc. FL eFunds Corporation AZ Pmt. Process. 1,837.9 31.7x 13.4x 3.3x 795.6 84.3 132.3 54.4 5/30/07 Investor Group Ceridian Corporation MN Payroll/Adm. 5,318.1 29.0x 14.4x 3.2x 7,701.7 257.7 345.4 177.5 4/30/07 LML Payment Systems Inc. Beanstream Internet Commerce Inc. Pmt. Process. 20.7 20.8x NA 4.7x 6.7 NA NA 1.0 4/1/07 Kohlberg Kravis Roberts & Co. NY First Data Corporation CO Pmt. Process. 26,264.3 17.4x 13.4x 3.8x 34,460.7 1,103.1 1,803.9 1,513.4 2/14/07 Equifax Inc. GA TALX Corporation MO Payroll/Adm. 1,203.5 37.3x 16.1x 5.5x 447.0 NA NA 24.2 12/29/06 CheckFree Corporation GA Carreker Corporation TX Pmt. Process. 206.0 NM 17.0x 1.5x 88.5 2.4 12.7 2.3 9/15/06 InComm GA DataWave Systems Inc. Pmt. Process. 35.9 NA 8.6x 0.8x 31.8 NA NA 1.3 1/10/06 De Agostini S.p.A. GTECH Holdings Corporation RI Pmt. Process. 4,621.8 23.2x 9.4x 3.7x 1,994.9 332.7 508.8 195.5 1/9/06 Sage Group plc Verus Financial Management Inc. TN Pmt. Process. 325.0 NA 15.5x 5.1x NA NA NA 12.0 25th Percentile 18.9x 9.4x 1.6x Peer Group Summary Median 23.2x 14.5x 3.3x 75th Percentile 29.7x 16.4x 4.9x Management’s Expected 2011 Projection ($000) Advent $1,426.4 $2,194.4 $5,400.0 RANGE ($M) (2) 25th Percentile $26,926.1 $29,252.3 $17,038.5 Low $24.0 Implied Valuation Median $33,055.8 $40,531.0 $26,327.6 Median $33.0 75th Percentile $42,373.5 $44,622.3 $34,990.6 High $41.0 Deal value, Price/LTM EPS and target financials calculated using SNL Financial and SEC filings. Enterprise value ratios calculated using Capital IQ and SEC filings. (1) Enterprise value is defined as total market capitalization plus total debt plus preferred stock less cash and cash equivalents. (2) Range defined as the rounded average of the 3 implied equity valuations in the 25th percentile for “Low” and the 75th percentile for “High”. 44 PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data

STIFEL NICOLAUS WEISEL

Discounted Cash Flow Analysis

- Stifel Nicolaus Weisel performed a discounted cash flow analysis of StreetLinks and Advent based upon Management's "Expected" projections for 2011-2014 in order to analyze the potential equity value of StreetLinks and Advent
- Projections are estimated by Stifel Nicolaus Weisel for 2015 based on a net income growth rate
- We have assumed a discount rate range of 20.0% to 35.0% and a terminal value in 2015 based on a current year price/earnings of 15x-25x, which is based on several factors, including the trading multiples of the identified reference companies and our knowledge of the range of equity cost of capital of similar businesses, as well as consideration of StreetLinks' and Advent's size, illiquidity, and business-specific risks inherent in its projections

TOTAL EQUITY VALUATION - StreetLinks ($M)(1)

Discount	Terminal Value (Current P/E)		
Rate	15.0x	20.0x	25.0x
20.0%	$192.2	$241.0	$289.7
25.0%	$159.7	$199.5	$239.2
30.0%	$134.0	$166.6	$199.3
35.0%	$113.3	$140.3	$167.4

TOTAL EQUITY VALUATION - Advent ($M)(1)

Discount	Terminal Value (Current P/E)		
Rate	15.0x	20.0x	25.0x
20.0%	$56.0	$70.6	$85.1
25.0%	$46.3	$58.2	$70.1
30.0%	$38.7	$48.5	$58.3
35.0%	$32.6	$40.7	$48.8

TOTAL EQUITY VALUATION - StreetLinks ($M)(2)

Discount	2015 Net Income Growth Rate		
Rate	10%	20%	30%
20.0%	$241.0	$259.6	$278.2
25.0%	$199.5	$214.6	$229.8
30.0%	$166.6	$179.1	$191.5
35.0%	$140.3	$150.7	$161.0

TOTAL EQUITY VALUATION - Advent ($M)(2)

Discount	2015 Net Income Growth Rate		
Rate	10%	20%	30%
20.0%	$70.6	$76.1	$81.7
25.0%	$58.2	$62.8	$67.3
30.0%	$48.5	$52.2	$55.9
35.0%	$40.7	$43.8	$46.9

Note: Net income for StreetLinks and Advent have been tax-effected at an assumed rate of 35%.
(1) Assumes 2015 annual net income growth of 10%.
(2) Assumes a terminal multiple of 20x. Growth rates are applied to 100% of StreetLinks and Advent earnings.

45

PRIVATE AND CONFIDENTIAL

STIFEL NICOLAUS WEISEL

StreetLinks and Advent Valuation Data

StreetLinks Investments Since Ether's Initial Purchase

- In connection with our review of the StreetLinks subsidiary we reviewed the valuations implied by the amount of Ether's subsequent investments in StreetLinks and the ownership Ether received for each investment
- Since investing in StreetLinks in 2008, no other investors have contributed capital, except for new investments in which all members participated on a pro rata basis based on ownership
- The following table outlines these subsequent investments:

Dollars in thousands

Date	Ether Contribution		% Purchased		Implied Valuation		Total Ether Ownership
08/08/08	$750 - $4,000	(1)	70.00%		$1,000 - $5,330	(2)	70.00%
02/25/09	1,125		N/A	(3)	N/A		70.00%
10/27/09	2,850		17.80%		16,011		87.80%
03/23/10	35		0.18%		19,586		87.98%

(1) Includes earnout payments. Initial consideration was $750,000. Initial consideration and earnout payment which have all been paid was $4MM.
(2) Ether granted StreetLinks' CEO stock equal to 5% ownership in the Company in connection with the initial purchase. This amount is included in the implied valuation for the February 2008 investment.
(3) The February 2009 investment was a pro rata purchase by all investors and therefore no implied valuation was discernible.

46

PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data StreetLinks “Expected” Case Projections Dollars in thousands
2011 2012 2013 Operating Income Service Fee Income $123,487 $155,935 $182,728 Appraisal Expenses (82,666) (102,218) (118,820) Gross Profit 40,821 53,717 63,907 Expenses Compensation and benefits (20,223) (25,316) (28,446) Office administration (1,919) (2,197) (2,422) Professional and outside services (1,943) (1,953) (1,964) Marketing (639) (645) (740) Other (3,090) (3,797) (4,430) Short-term borrowings-loans (35) (27) (5) Total SG&A Expenses (27,848) (33,935) (38,007) Other Income 4 — -Net Income/(Loss) $12,977 $19,782 $25,900 Noncontrolling Interests 1,626 3,099 4,157 Net Income/(Loss) to NovaStar $11,351 $16,683 $21,743 Completed Units Appraisal 299,352 326,703 359,373 SCORe 62,700 147,000 219,000 BPO 67,500 201,000 273,000 IVM — 19,500 55,500 VeriComp - 19,500 55,500 Employees at quarter end 342 380 425 Temporary Staff at quarter end — - -Distribution to Members (total) $7,303 $20,289 $23,262 Distribution to NFI $6,425 $17,850 $20,466 Source: Management. 47 PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data Advent “Expected” Case Projections Dollars in thousands 2011
2012 2013 Interest Income $0 $0 $0 Interest Expense — - — - — -Fee Income 5,400 8,100 10,800 Other Income — - -Compensation and benefits 1,091 1,080 1,080 Office administration 360 360 360 Professional and outside services 600 600 600 Marketing 120 120 120 Other 1,034 1,190 1,190 Total G&A expense 3,206 3,350 3,350 Net Income (Loss) $2,194 $4,750 $7,450 Net Income (Loss) attributed to noncontrolling interests 658 1,425 2,235 Net Income to NFI $1,536 $3,325 $5,215 Source: Management. 48 PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data StreetLinks Historical Income Statement Dollars in thousands
Q1 2009 Q2 2009 Q3 2009 Q4 2009 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 2010 Operating Income Service Fee Income $0 $0 $0 $0 $0 $11 $11 Appraisal Expenses 1,685 10,388 9,945 9,088 31,106 24,792 24,792 Gross Profit 1,685 10,388 9,945 9,088 31,106 — - — 24,803 24,803 Expenses Compensation and benefits - -Office administration — -Professional and outside services — (3) (8) (60) (71) (23) (23) Marketing (1,159) (7,399) (6,628) (6,044) (21,231) (16,786) (16,786) Other — -Short-term borrowings-loans — -Total SG&A Expenses (1,159) (7,402) (6,636) (6,105) — - — - (16,809) -Other Income 7,994 7,994 Net Income/(Loss) (818) (2,640) (2,169) (1,789) (7,416) (1,697) (1,861) (2,196) (2,432) (8,186) Noncontrolling Interests — - — - — (120) (544) (358) (743) (1,764) Net Income/(Loss) to NovaStar (26) (0) (79) (88) (193) (77) (201) (213) (250) (742) Source: Management. Dollars in thousands. 49 PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data StreetLinks Balance Sheet as of December 31, 2010 Cash
$5,693 Restricted cash -Fixed assets 1,385 Accumulated depreciation, fixed assets (608) Appraisal fee receivable 1,851 Accounts receivable -Other assets 100 Investment in TraceCorp -Intercompany -Restricted cash, noncurrent 291 Total assets $8,711 Accounts payable — appraisal vendors $3,794 Notes payable — NovaStar Financial, Inc. 369 Deferred revenue 846 Notes payable 55 Accounts payable - vendors 206 Accrued compensation 771 Other payables 318 Total liabilities 6,358 Accumulated earnings (losses) 4,183 Membership interest (1,830) Total membership equity 2,353 Total liabilities and membership equity $8,711 Source: Management. Dollars in thousands. 50 PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data Advent Historical Income Statement Dollars in thousands Q1
2010 Q2 2010 Q3 2010 Q4 2010 2010 Operating Income Interest Income $0 $1 $1 $0 $2 Interest Expense 70 92 116 138 416 Net Interest Income (69) (92) (115) (138) (414) Fee Income 190 33 17 15 255 Other Income — - — 0 0 Expenses Compensation and benefits 328 386 353 298 1,366 Office administration 118 76 80 120 394 Professional and outside services 624 229 314 156 1,323 Marketing 130 0 35 17 182 Other 704 124 199 113 1,139 Total G&A expense 1,904 816 980 704 4,404 Net Income (Loss) ($1,784) ($875) ($1,078) ($827) ($4,563) Net Income (Loss) attributed to noncontrolling interests (535) (262) (323) (248) (1,369) Net Income to NFI ($1,249) ($612) ($754) ($579) ($3,194) NFI Loan Balance $2,750 $3,350 $3,950 $4,550 Source: Management. Dollars in thousands. 51 PRIVATE AND CONFIDENTIAL

StreetLinks and Advent Valuation Data Advent Balance Sheet as of December 31, 2010 Assets Cash and
cash equivalents ($37) Restricted cash 23 Fixed Assets, net of depreciation 292 Other assets 49 $327 Liabilities Due to subsidiary/parent $4,727 Other current liabilities 50 Accounts payable 91 Accrued expenses 596 5,464 Stockholders Equity Membership interest (2,543) Noncontrolling interests (2,594) (5,137) Liabilities & Stockholders Equity $327 Source: Management. Dollars in thousands. 52 PRIVATE AND CONFIDENTIAL

C O N F I D E N T I A L C. Recent and Historical Market Performance 53

Recent and Historical Market Performance Analysis of Historical Trading Volume Series C Preferred
Stock — Last 12 Months Series C Preferred Stock — Last 3 Years VWAP: $3.54 VWAP: $2.39 Volume: 1,182,022 Volume: 3,455,672 Average Daily Volume: 4,635 Average Daily Volume: 4,564 600 1,500 400 1,000 ume (000s) 200 ume (000s) 500 Vol Vol 0 0 $0.75 — $1.50 — $2.25 — $3.00 — $3.75 — $4.50 - $5.25 — $0.00 — $1.00 — $2.00 — $3.00 — $4.00 — $5.00 — $1.50 $2.25 $3.00 $3.75 $4.50 $5.25 $6.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 Common Stock — Last 12 Months Common Stock — Last 3 Years VWAP: $0.63 VWAP: $1.00 Volume: 2,645,963 Volume: 16,339,637 Average Daily Volume: 10,408 Average Daily Volume: 21,585 1,500 5,000 4,000 1,000 3,000 olume (000s) 500 olume (000s) 2,000 V V 1,000 0 0 $0.36 — $0.48 — $0.60 — $0.72 — $0.84 — $0.96 — $0.00 — $0.35 — $0.70 — $1.05 — $1.40 — $1.75 - $0.48 $0.60 $0.72 $0.84 $0.96 $1.08 $0.35 $0.70 $1.05 $1.40 $1.75 $2.10 Source: Factset Research Systems Inc. as of 4/11/11. 54 PRIVATE AND CONFIDENTIAL

Recent and Historical Market Performance Analysis of Price-Volume Performance Common Stock 90 Days
Prior to 12/10/10 Common Stock Since 12/10/10 $1.00 70,000 $0.80 500,000 $0.90 450,000 60,000 $0.70 $0.80 400,000 50,000 $0.60 $0.70 350,000 $0.60 Total Return $0.50 300,000 40,000 $0.50 Common -20.2% $0.40 250,000 S&P 500 11.8% 30,000 $0.40 200,000 $0.30 Total Return $0.30 20,000 Common -37.3% 150,000 $0.20 $0.20 10,000 S&P 500 7.4% 100,000 $0.10 $0.10 50,000 $- 0 $- 0 Series C 90 Days Prior to 12/10/10 Series C Since 12/10/10 $2.50 18,000 $7.00 90,000 16,000 80,000 $6.00 $2.00 14,000 70,000 $5.00 12,000 60,000 $1.50 Total Return 10,000 $4.00 50,000 Total Return Preferred 194.3% Preferred 29.6% 8,000 $3.00 S&P 500 7.4% 40,000 $1.00 S&P 500 11.8% 6,000 30,000 $2.00 $0.50 4,000 20,000 $1.00 2,000 10,000 $- 0 $- 0 Source: SNL Financial as of 4/11/11. 55

C O N F I D E N T I A L D. Analysis at Announcement 56

STIFEL NICOLAUS WEISEL

Analysis at Announcement

Overview of Ether's Capital Structure vs. the Terms of the Recapitalization

	Series C Cumulative Preferred	Series D Cumulative Preferred	
		Jefferies	MassMutual
Consideration - Cash-and-Stock Option			
Cash Offered Per Preferred Share	$2.00	$0.66	$0.66
Aggregate Cash Offered	$1,623,000	$688,500	$688,500
% of 12/31/10 Projected Liquidation Preference(1)	6.2%	1.7%	1.7%
Common Shares Offered Per Preferred Share	3.00	17.70	17.70
Aggregate Common Shares Offered	2,434,500	18,580,800	18,580,800
Market Value of Cash and Stock Offered Per Preferred Share(2)	$4.25	$13.93	$13.93
Market Premium(2)	137.4%	N/A	N/A
% of 12/31/10 Projected Liquidation Preference(1)(2)	13.2%	35.8%	35.8%
Preferred Shares Exchanged under Cash and Stock Option	811,500	1,050,000	1,050,000
% Preferred Shares Exchanged under Cash and Stock Option	27.1%	100.0%	100.0%
Consideration - Stock-Only Option			
Common Shares Offered Per Preferred Share	19.00	N/A	N/A
Aggregate Common Shares Offered	41,389,100	N/A	N/A
Market Value of Stock Offered Per Preferred Share(2)	$14.25	N/A	N/A
Market Premium(2)	696.0%	N/A	N/A
% of 12/31/10 Projected Liquidation Preference(1)(2)	44.2%	N/A	N/A
Preferred Shares Exchanged under All Stock Option	2,178,500	0.000	0.000
% Preferred Shares Exchanged for Under All Stock Option	72.9%	0.0%	0.0%
Aggregate Consideration Offered			
Aggregate Consideration / 12/31/10 Projected Liquidation Preference(1)(2)	35.8%	35.8%	35.8%
% Total Consideration Value Estimated to be Stock(2)	95.5%	95.5%	95.5%

	Series C Cumulative Preferred	Series D Cumulative Preferred		Legacy Common
		Jefferies	MassMutual	
Pro Forma Ownership of Common Stock	48.5%	20.6%	20.6%	10.4%

(1) Includes accrued dividends.

(2) Based on Ether's common stock price of $0.75 and Ether's Series C Preferred Stock price of $1.79 on 12/03/10, one week prior to the Reorganization announcement.

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PRIVATE AND CONFIDENTIAL